UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

April 28, 2011

Dear Stockholders,

We are pleased to invite you to attend the annual meeting of stockholders of Vonage Holdings Corp. to be held on Thursday, June 9, 2011 at 10:00 a.m., local time, at our headquarters at 23 Main Street, Holmdel, NJ 07733, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our web site at http://ir.vonage.com/. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of 2011 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2010 annual report, including our Form 10-K for the year ended December 31, 2010 (without exhibits). We encourage you to read our 2010 annual report, which includes our audited financial statements and information about our operations, markets, and products.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by proxy or by providing voting instructions to your broker, trustee or nominee will ensure your representation at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options. Please note that you will not be able to vote or ask questions at the annual meeting via the live webcast.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy or voting instruction card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

Thank you for your ongoing support of Vonage. We look forward to seeing you at our annual meeting.

Sincerely,

Marc P. Lefar

Chief Executive Officer

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, June 9, 2011.

Place	23 Main Street,
Holmdel, NJ 07733

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1)	elect four Class II directors for terms to expire at the 2014 annual meeting of stockholders and elect one Class I director for a term to expire at the 2013 annual meeting of stockholders;

(2)	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	adopt, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers described under the heading “Compensation” in our proxy statement; and

(4)	recommend, by a non-binding advisory vote, the frequency of future advisory votes on the executive compensation of our named executive officers.

The stockholders will also act on any other business as may properly come before the meeting or any postponement or adjournment of the meeting. The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on April 14, 2011.

Proxy Voting	It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or vote over the Internet or by telephone. You may revoke your proxy at any time before its exercise at the meeting. If you do not hold your shares of record and you do not plan to attend the meeting, please follow the instructions provided by your broker, trustee or other nominee to ensure that your shares are voted.

By order of the Board of Directors,

Kurt M. Rogers, Corporate Secretary

April 28, 2011

Important Notice Regarding the Availability of Proxy Materials for Our

Annual Meeting of Stockholders to Be Held on June 9, 2011

The accompanying proxy statement and our 2010 annual report to stockholders are available at http://ir.vonage.com/asm.cfm

Page No
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Q: What information is contained in this proxy statement?	1
Q: What shares can I vote?	1
Q: How many votes am I entitled to per share?	1
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
Q: How can I attend the annual meeting?	2
Q: How can I vote my shares in person at the annual meeting?	2
Q: How can I vote my shares without attending the annual meeting?	3
Q: Can I change my vote?	3
Q: How many shares must be present or represented to conduct business at the annual meeting?	3
Q: What is the voting requirement to approve each of the proposals?	4
Q: What is the effect of not casting a vote?	4
Q: What happens if additional matters are presented at the annual meeting?	4
Q: Who will serve as inspector of elections?	5
Q: What should I do if I receive more than one set of voting materials?	5
Q: What is “householding” and how do I revoke my consent to the householding program?	5
Q: How may I obtain an additional copy of our 2010 annual report and proxy materials?	5
Q: Who will bear the cost of soliciting votes for the annual meeting?	6
Q: What is the deadline to propose actions for consideration at the 2012 annual meeting of stockholders or to nominate individuals to serve as directors?	6

PROPOSAL NO. 1 ELECTION OF DIRECTORS	8
General	8
Board Composition and Nominees	8
Nominees for Term Expiring in 2014 (Class II Directors)	9
Nominee for Term Expiring in 2013 (Class I Director)	10
Directors Whose Terms Expire in 2013 (Class I Directors)	10
Directors Whose Terms Expire in 2012 (Class III Directors)	11
Transactions with Related Persons	11
Information Concerning our Chairman	14
Recommendation of our Board of Directors	14

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
General	15
Auditors’ Fees	15
Pre-Approval Policies and Procedures	15
Recommendation of our Board of Directors	16

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	17
General	17
Recommendation of our Board of Directors	17

PROPOSAL NO. 4 ADVISORY VOTE TO DETERMINE THE FREQUENCY OF OUR SUBMISSION TO OUR STOCKHOLDERS OF A PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	18
General	18
Recommendation of our Board of Directors	18

i

ii

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

PROXY STATEMENT

GENERAL INFORMATION

For Our Annual Meeting of Stockholders to be held on June 9, 2011

Vonage Holdings Corp. (referred to as “we,” “us,” “our,” or “Vonage” in this document), has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2011 annual meeting of stockholders. The annual meeting will be held on Thursday, June 9, 2011, at 10:00 a.m., local time, at our headquarters at 23 Main Street, Holmdel, NJ 07733. If the annual meeting is adjourned or postponed for any reason, the proxies may be used at any adjournments or postponements of the annual meeting. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our website at http://ir.vonage.com/asm.cfm. A replay of the webcast will be available on our website through June 30, 2011. Please note that you will not be able to vote at the annual meeting via the live webcast, and you will not be deemed present or represented at the annual meeting by accessing the webcast.

This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 28, 2011. We are also enclosing a copy of our annual report, including our Form 10-K for the year ended December 31, 2010 (without exhibits). We sometimes refer to the year ended December 31, 2010 as “fiscal year 2010” in this proxy statement.

Our Form 10-K for fiscal year 2010, as filed with the Securities and Exchange Commission, or SEC, which includes our audited financial statements, is available free of charge on the Investor Relations section of our web site at http://ir.vonage.com/asm.cfm or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (without exhibits), which we will provide to you free of charge, either: write to Vonage’s Investor Relations Department at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 or call us at 732.365.1328 or send an email through the Vonage Investor Relations website at http://ir.vonage.com/.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2010, and certain other required information.

Q: What shares can I vote?

A: Each share of Vonage common stock issued and outstanding as of the close of business on April 14, 2011, which we refer to as the Record Date, is entitled to vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 223,490,292 shares of common stock issued and outstanding.

Q: How many votes am I entitled to per share?

A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most Vonage stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Vonage. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the annual meeting. Vonage has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or other nominee can provide you information on how to obtain a “legal proxy.” Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Q: How can I attend the annual meeting?

A: You are entitled to attend the annual meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on April 14, 2011, or you hold a valid proxy for the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are a stockholder of record, you should bring the top portion of your proxy card for proof of ownership. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 14, 2011, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. For security reasons, you may be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy or voting instruction card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the annual meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of Vonage common stock with Internet access may submit proxies by following the “INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on June 8, 2011. Most Vonage stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

Please note that you will not be able to vote at the annual meeting via the live webcast, and you will not be deemed present or represented at the annual meeting by accessing the webcast.

By Telephone—Stockholders of record of Vonage common stock who live in the United States or Canada may submit proxies by following the “TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, June 8, 2011. Most Vonage stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Vonage common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Vonage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q: Can I change my vote?

A: You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage’s Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: How many shares must be present or represented to conduct business at the annual meeting?

A: The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of Vonage must be present in person or represented by proxy. Broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?

A: Directors are elected by a plurality of the votes cast. This means that the four Class II candidates for election as directors and the one Class I candidate for election as director receiving the highest number of “FOR” votes will be elected. Stockholders cannot cumulate votes in the election of directors. Votes withheld and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.

The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting. Abstentions are considered votes cast and, accordingly, will have the same effect as a vote against the proposal.

Approval of the advisory stockholder vote on executive compensation requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting. Abstentions are considered votes cast and will have the same effect as a vote against the proposal. Broker non-votes are not considered votes cast on this proposal and will have no effect on the voting results. We identify our named executive officers in the Summary Compensation Table on page 42 in this proxy statement. Although the vote to approve the compensation of our named executive officers is not binding on us, our board of directors will review the outcome of the voting and take the voting results into account in making future determinations with respect to the compensation of our named executive officers.

Approval of the advisory stockholder vote on the frequency of future advisory votes on executive compensation requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on the proposal at our annual meeting. Abstentions are considered votes cast and will have the same effect as a vote against the proposal. Broker non-votes are not considered votes cast on this proposal and will have no effect on the voting results. Because stockholders have four choices (one year, two years, three years or abstain), it is possible that none of these frequency options will receive a majority vote. If no frequency option receives the affirmative vote of a majority of the votes cast, our board of directors will regard the option receiving the greatest number of votes as the frequency recommended by our stockholders. Although the results of this vote are not binding on us, our board of directors will review the outcome of the voting and take the voting results into account in making future determinations with respect to the frequency with which we submit the compensation of our named executive officers to our stockholders for approval on advisory basis.

Q: What is the effect of not casting a vote?

A: If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under New York Stock Exchange rules, brokers would have discretionary voting power with respect to ratification of BDO USA, LLP, but not for the election of directors, with respect to the advisory stockholder vote on the compensation of our named executive officers and with respect to the advisory stockholder vote on the frequency of future stockholder votes on the compensation of our named executive officers. We encourage you to provide instructions to your broker, trustee or other nominee regarding the voting of your shares.

If you are a stockholder of record and do not return a proxy card, no votes will be cast on your behalf on any of the items of business at the annual meeting. If you are a stockholder of record and return your proxy card but it does not indicate any voting instructions, such proxy will be voted FOR the election of all director nominees named in this proxy statement, FOR the proposal to ratify of BDO USA, LLP, FOR the proposal to approve the compensation of our named executive officers and FOR submitting to our stockholders for approval once every three years the compensation of our named executive officers.

Q: What happens if additional matters are presented at the annual meeting?

A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be a representative from American Stock Transfer & Trust Company.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Vonage proxy card and voting instruction card that you receive.

Q: What is “householding” and how do I revoke my consent to the householding program?

A: Vonage has adopted a method of delivery for its proxy materials and annual report called “householding.” Under this method, we deliver only one copy of the proxy materials and annual report to one or more stockholders who share the same last name and address, unless such stockholders have notified us that they wish to continue to receive multiple copies. Vonage adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the 2011 Annual Meeting of Stockholders and will remain in effect for all future annual meetings.

If you are a registered stockholder who previously received multiple copies and wish to continue to receive multiple copies of our proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing or verbally that you wish to opt out of the householding program at:

Vonage Investor Relations

23 Main Street

Holmdel, NJ 07733

732.365.1328

You may opt out of householding at any time 30 days prior to the mailing of proxy materials. If you own our common stock in nominee name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

Stockholders who share an address and receive multiple copies of our annual report, including our Form 10-K, and proxy materials can request to receive a single copy of these materials and notices of Internet availability of proxy materials (if applicable) in the future by following the instructions above. Stockholders can also revoke their consent and receive separate copies of these documents in the future by following the instructions above.

Q: How may I obtain an additional copy of our 2010 annual report and proxy materials?

A: Any stockholder may request additional copies of our annual report, including our Form 10-K (without exhibits), and proxy materials by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling 732.365.1328 or writing to:

Vonage Investor Relations

23 Main Street

Holmdel, NJ 07733

We will promptly deliver the requested copies. Current and prospective investors can access or order free copies of our annual report, including our Form 10-K (without exhibits) and proxy statement by following these same instructions.

Q: Who will bear the cost of soliciting votes for the annual meeting?

A: Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained Georgeson Inc. at an estimated cost of $7,500, plus expenses, to assist in the solicitation of proxies.

Q: What is the deadline to propose actions for consideration at the 2012 annual meeting of stockholders or to nominate individuals to serve as directors?

A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: Any stockholder proposals (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders called for a date between May 10, 2012 and July 9, 2012 and to be considered for inclusion in our proxy materials must be received by December 30, 2011 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded. Proposals should be addressed to:

Vonage Holdings Corp.

Attn: Corporate Secretary

23 Main Street

Holmdel, NJ 07733

For a stockholder proposal (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders called for a date between May 20, 2012 and August 8, 2012 that is not intended to be included in Vonage’s proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by Section 1.11 of our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than February 10, 2012, and

•	not later than March 11, 2012.

However, in the event that the date of the annual meeting is not held between May 20, 2012 and August 8, 2012, a written proposal that is not intended to be included in Vonage’s proxy statement under Rule 14a-8 must be received not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of (A) the 90th day prior to the annual meeting and (B) the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs.

Nomination of Director Candidates: You may propose director candidates for consideration by the board of directors’ nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for board of directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” below in this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by Section 1.10 of our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement under Rule 14a-8.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Class I, Class II, and Class III directors were elected to serve until the annual meeting of stockholders to be held in 2013, 2011, and 2012, respectively, and until their respective successors are elected and qualified. Our board of directors currently consists of ten members. Peter Barris, David C. Nagel, and Michael A. Krupka are Class I directors. Marc P. Lefar, J. Sanford Miller, John J. Roberts, and Carl Sparks are Class II directors. Jeffrey A. Citron, Morton David, and Jeffrey J. Misner are Class III directors. Joseph M. Redling is a Class II director nominee. As discussed more fully under “Corporate Governance—Board Determination of Independence,” our board has determined that each of Peter Barris, Morton David, Michael A. Krupka, J. Sanford Miller, Jeffrey J. Misner, David C. Nagel, John J. Roberts, and Carl Sparks is, and Joseph M. Redling, if elected, will be “independent” under New York Stock Exchange rules.

Mr. Lefar’s employment agreement with us provided for his election to our board of directors upon commencement of his employment in July 2008. His agreement provides that, during the term of his employment, subject to legal and regulatory requirements, our board of directors shall nominate him for re-election at the end of each then current term. Pursuant to an agreement with Mr. Citron that has now expired, we recommended to our board of directors that Mr. Citron be nominated for re-election to our board of directors at our 2009 annual meeting of stockholders.

In August 2010, we increased the size of our board of directors from eight to nine members and filled the newly created Class I vacancy with David C. Nagel. At that time, even though the term of Class I directors generally expires in 2013, we announced that we would put Dr. Nagel up for re-election at our 2011 annual meeting of stockholders. In February 2011, we increased the size of our board of directors from nine to ten members and filled the newly created Class II vacancy with Carl Sparks, who is up for re-election at the 2011 annual meeting as a Class II director.

No director, director nominee, or associate of any director or director nominee, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, director nominee or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Board Composition and Nominees

We believe that each member of our board of directors should possess certain qualities, including ethical character, sound judgment, and demonstrated business acumen. In addition, board members should be familiar with our business and industry, be able to work collegially, be free of conflicts of interest, be willing to devote sufficient time to satisfy obligations as a director, and be willing to act in the best interests of all stockholders. While we do not have a formal diversity policy, we seek to have directors representing a range of experiences, qualifications, skills, and backgrounds.

On April 12, 2011, we were notified that Mr. Miller declined to stand for re-election as a director due to other business commitments, including the time demands associated with his venture capital firm. In addition to the other-incumbent Class II directors, our board of directors, on the recommendation of our nominating and governance committee, determined to nominate Mr. Redling for election as a Class II director to hold office until the 2014 annual meeting of stockholders and until his successor is elected and qualified. Our nominating and governance committee and the board believe Mr. Redling possesses the attributes we seek in a director generally as well as the individual experience, qualifications and skills included in his biography below.

The persons named in the enclosed proxy card will vote to elect each of the following nominees as a director, unless the proxy is marked otherwise. Each nominee has indicated a willingness to serve as a director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

Nominees for Term Expiring in 2014 (Class II Directors)

Marc P. Lefar, age 47, has been our Chief Executive Officer and a director since July 2008. Prior to joining Vonage, Mr. Lefar was Founder and Principal of Marketing Insights, a technology and media consulting firm that he founded in May 2007. Prior to founding that firm, Mr. Lefar served as Chief Marketing Officer of Cingular Wireless from February 2003 to April 2007. Mr. Lefar also served as Executive Vice President, Marketing and Value-Added Services of Cable and Wireless Global from 2000 to 2002. He also held senior leadership roles at Verizon Wireless and GTE Wireless. Mr. Lefar spent the first nine years of his career at Procter & Gamble.

Mr. Lefar brings to Vonage key senior leadership experience in large, high-growth telecommunications companies and possesses a strong mix of strategy, finance and operating skills. He is a seasoned marketing executive who played a critical role in growing customer bases, launching new product initiatives, and developing award-winning advertising campaigns. In addition, he serves as our Chief Executive Officer.

John J. Roberts, age 66, joined our board of directors in August 2004. Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP, a provider of assurance, tax, and advisory services, from 1998 until his retirement in June 2002. From 1994 to 1998, Mr. Roberts served as Chief Operating Officer of Coopers & Lybrand, which merged with Price Waterhouse in 1998. He currently serves on the boards of directors and audit committees of Armstrong World Industries, Inc. and Safeguard Scientifics, Inc. and the board of trustees and audit committee of the Pennsylvania Real Estate Investment Trust. He is a Member of the American Institute of Certified Public Accountants.

As a result of his roles at PricewaterhouseCoopers LLP and its predecessors, Mr. Roberts, chairman of our audit committee, has experience in public company accounting, risk management, disclosure, and financial system management and has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations. He also has other public company board experience (including specific experience on audit committees).

Carl Sparks, age 43, joined our board of directors in February 2011. Mr. Sparks was recently announced as the Chief Executive Officer of Travelocity Global, effective April 25, 2011. Travelocity is one of the leading companies in online travel, and a division of Sabre Inc. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Earlier in his career, Mr. Sparks served as Vice President of Direct Business and Brand at Capital One Financial Corp., a financial institution, and also served in senior marketing and strategy roles at Guinness & Co., PepsiCo Inc., and The Boston Consulting Group.

Mr. Sparks has senior leadership experience in digital marketing for high-growth companies maintaining a strong online sales presence. He also has significant brand marketing expertise.

Joseph M. Redling, age 52, has served as President and Chief Executive Officer of NutriSystem, Inc., a weight loss company, since May 2008. Mr. Redling also serves as Chairman of NutriSystem, Inc.’s board of directors and had served as President and Chief Operating Officer of NutriSystem, Inc. from September 2007 to

May 2008. Prior to joining NutriSystem, Inc., Mr. Redling held a number of executive positions at AOL, Inc., a global web services company, including Chief Marketing Officer, President of AOL Access, President of AOL Paid Services and Customer Management and Chief Executive Officer of AOL International from September 2001 to March 2007.

Mr. Redling has deep expertise in online marketing, which will be instrumental as we continue to deliver new communications products to customers worldwide. In addition, Mr. Redling is the Chairman of NutriSystem, Inc.’s board and has held multiple executive positions at NutriSystem, Inc. and other major corporations, providing him with a significant understanding of board processes and good corporate governance.

Nominee for Term Expiring in 2013 (Class I Director)

David C. Nagel, age 66, joined our board of directors in August 2010. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer, and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. Prior to joining Palm, from April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Earlier in his career, Dr. Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA’s Ames Research Center. Dr. Nagel currently serves on the board of directors of Align Technology, Inc., Leapfrog Enterprises, Inc., Openwave Systems Inc., and Tessera Technologies, Inc.

Dr. Nagel has prior public board experience and extensive experience and insight in research and development and network communications technologies that we expect will be helpful as we continue to develop new products and services.

Directors Whose Terms Expire in 2013 (Class I Directors)

Peter Barris, age 59, joined our board of directors in September 2004. Mr. Barris has served as Managing General Partner of New Enterprise Associates, Inc., or NEA, a venture capital firm, since 1999. He has been with NEA since 1992, and he serves as either an executive officer, Manager, Director or General Partner of various entities affiliated with NEA. Mr. Barris serves on the boards of directors of three other public companies, Innerworkings, Inc., Neutral Tandem, Inc. and Echo Global Logistics, Inc., as well as several private companies in the NEA portfolio and the Mid-Atlantic Venture Association. Mr. Barris is a member of the Board of Trustees of Northwestern University and the University of Virginia College Foundation and the Board of Overseers of Tuck School at Dartmouth College.

As Managing General Partner of a venture capital firm that owns approximately 8.4% of our common stock as of April 15, 2011 and a director of three other public technology companies, Mr. Barris has a broad understanding of the operational, marketing, financial, and strategic issues facing public technology companies.

Michael A. Krupka, age 46, joined our board of directors in July 2007. Mr. Krupka has served as Managing Director of Bain Capital Venture Partners, LLC, a venture capital firm, since its founding in 2000. Prior to Bain Capital Ventures, Mr. Krupka was a Managing Director and Principal with the Private Equity Group of Bain Capital Partners, LLC from 1994 to 2000, during which time he focused on technology and technology-driven companies, including software, hardware, database and telecommunication services. Earlier at Bain Capital Partners, LLC, from 1991 to 1994, Mr. Krupka was a Principal of Information Partners, a fund focused on early-stage information technology investing. He joined Bain Capital in 1991 and focused on early-stage technology-related companies. Mr. Krupka serves on the board of directors of Princeton Review Inc., a publicly traded provider of test preparation and tutoring services, and a number of privately held companies. Mr. Krupka became our Lead Independent Director in February 2010.

As a long-time venture capitalist in the technology area, Mr. Krupka brings strategic insight and extensive experience with technology companies to our board of directors, both in our core businesses as well as in emerging products and technologies. He also has deep experience with different business models and with the capital markets. Mr. Krupka brings this experience to his role as our Lead Independent Director.

Directors Whose Terms Expire in 2012 (Class III Directors)

Jeffrey A. Citron, age 40, has been the Chairman of our board of directors since January 2001. Mr. Citron was also our Chief Executive Officer from January 2001 through February 2006. He served as our Chief Strategist from February 2006 to July 2008 and assumed the additional role of Interim Chief Executive Officer from April 2007, upon the resignation of Vonage’s prior Chief Executive Officer, until July 2008. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp., an online trading firm, in February 1998 and departed The Island ECN and Datek Online Holdings Corp. in October 1999.

As a Founder and former Chief Executive Officer and Chief Strategist of Vonage, Mr. Citron brings deep institutional knowledge and perspective regarding our strengths, challenges, opportunities, and operations to his role as our Chairman. Having successfully founded and grown several businesses, Mr. Citron brings entrepreneurial and business-building skills and experience to Vonage. He also brings the perspective of a stockholder with significant stock ownership in us. In addition, Mr. Citron possesses an extensive understanding of telecommunications technologies, including VoIP technology.

Morton David, age 74, joined our board of directors in August 2001. Mr. David served as the Chairman and Chief Executive Officer of Franklin Computer Corporation (later Franklin Electronic Publishers, Inc.) from 1983 to 1998. Mr. David previously served on the board of directors of Datek Online Holdings Corp. from 1998 until its acquisition by Ameritrade Holdings in 2002 and on the board of directors of Sharper Image Corporation from 1998 until 2008.

Mr. David, chairman of our compensation committee, brings extensive experience to Vonage from his service as chairman and chief executive officer of large and growing technology organizations, as well as public company board experience. In addition, Mr. David has institutional knowledge from his longstanding service on our board.

Jeffrey J. Misner, age 57, joined our board of directors in March 2008. Mr. Misner served as Executive Vice President and Chief Financial Officer of Continental Airlines, Inc. from August 2004 until his retirement in August 2008. Mr. Misner joined Continental Airlines, Inc. in 1995 and previously served in various capacities, most recently as Senior Vice President and Chief Financial Officer.

As a result of his experience at Continental Airlines, Mr. Misner is familiar with the challenges of a global enterprise and has had direct responsibility for public company accounting, risk management, disclosure, and financial system management. Mr. Misner, a member of our audit committee, has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations. His public company management experience is also useful in his role as the chairman of our nominating and governance committee.

Transactions with Related Persons

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Vonage is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved or ratified by the board’s audit committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the material terms of the transaction and the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions requiring approval or ratification for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Vonage’s annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of Vonage’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Each of the following related person transactions was approved by our audit committee:

Services to Facilitate Telephone Number Porting from Synchronoss Technologies Inc.

We are party to an agreement with Synchronoss Technologies Inc. to facilitate the transfer of customer telephone numbers. In 2010, we paid Synchronoss Technologies Inc. an aggregate of approximately $3.7 million under the contract. Affiliates of Institutional Venture Partners owned a 10% interest in Synchronoss Technologies Inc. as of December 31, 2010. J. Sanford Miller, one of our directors, is affiliated with Institutional Venture Partners. See “—Board Composition and Nominees.”

November 2008 Financing and December 2010 Refinancing

On November 3, 2008, we completed a financing that provided for (i) a $130.3 million senior secured first lien credit facility (the “First Lien Senior Facility”), (ii) a $72.0 million senior secured second lien credit facility (the “Second Lien Senior Facility”) and (iii) the sale of $18.0 million of Convertible Notes (together with the First Lien Senior Facility and the Second Lien Senior Facility, the “2008 Financing”). On December 14, 2010, we successfully completed a refinancing of the 2008 Financing (the “2010 Refinancing”), entering into a credit agreement consisting of a $200 million senior secured term loan (the “2010 Credit Facility”). The Company used the net proceeds of the 2010 Credit Facility, plus cash on hand, to (i) exercise its existing right to retire debt under the First Lien Senior Facility for 100% of the contractual make-whole price, (ii) retire debt under the Second Lien Senior Facility at a more than 25% discount to the contractual make-whole price, and (iii) cause the conversion of all outstanding Convertible Notes into 8.3 million shares of the Company’s common stock.

Certain of our current directors and 5% holders of our common stock participated in the 2008 Financing and 2010 Refinancing as follows:

Affiliates of Jeffrey A. Citron (who is our Chairman, as well as one of our principal stockholders) were lenders under the Second Lien Senior Facility and purchased a portion of the Convertible Notes, which were immediately convertible at their option into shares of our common stock. An affiliate of Mr. Citron is also a lender under the 2010 Credit Facility.

Morton David, one of our directors, was a lender under the Second Lien Senior Facility and purchased a portion of the Convertible Notes.

New Enterprise Associates beneficially owned greater than 10% of the shares of our common stock outstanding as of December 31, 2010. Each of New Enterprise Associates 10 L.P. and New Enterprise Associates 11 L.P. (the “NEA Lenders”), affiliates of New Enterprise Associates, were lenders under the First Lien Senior Facility and the Second Lien Senior Facility. Peter Barris, one of our directors, is affiliated with both of these entities; Mr. Barris is a general partner of the general partner of New Enterprise Associates 10 L.P. and a manager of the general partner of New Enterprise Associates 11 L.P.

As a result of the 2008 Financing, entities associated with Bain Capital, LLC each beneficially owned more than 10% of our common stock on a fully diluted basis as a result of their purchases of Convertible Notes. In March 2010, entities associated with Bain Capital, LLC ceased to own more than 5% of our common stock on a fully diluted basis. Sankaty Credit Opportunities, L.P., Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P. and Sankaty Credit Opportunities (Offshore Master) IV, L.P., and Brookside Capital Partners Fund, L.P., each of which are associated with Bain Capital, LLC, were lenders under each of the First Lien Senior Facility and the Second Lien Senior Facility and purchased a portion of the Convertible Notes. Michael A. Krupka, one of our directors, is sole managing member of Bain Capital Venture Investors, LLC, an affiliate of Bain Capital, LLC.

In 2010, the investors named above received in the aggregate, (i) approximately $70.1 million for repayment of principal of the First Lien Senior Facility and Second Lien Senior Facility (including prior paid-in-kind interest), (ii) approximately $6.3 million for interest accrued on the First Lien Senior Facility and Second Lien Senior Facility, and (iii) approximately $17.2 million for the contractual make-whole and certain modification fees under the First Lien Senior Facility and Second Lien Senior Facility. In addition, the investors named above converted approximately $5.7 million aggregate principal amount of Convertible Notes into approximately 19.6 million shares of the Company’s common stock and received approximately $2.3 million for accrued but unpaid interest on the Convertible Notes. In addition, the holders of Convertible Notes at the time of the 2010 Refinancing received an aggregate cash payment of approximately $2.2 million in connection with agreeing to convert all outstanding Convertible Notes. The accrued but unpaid interest payable to an affiliate of Mr. Citron under the 2010 Credit Facility as of December 31, 2010 was approximately $36,563.

Information Concerning our Chairman

As previously disclosed, prior to joining Vonage, Mr. Citron was associated with Datek Securities Corporation and Datek Online Holdings Corp., including as an employee of, and consultant for, Datek Securities and, later, as one of the principal executive officers and largest stockholders of Datek Online. Datek Online was a large online brokerage firm. Datek Securities was a registered broker-dealer that engaged in a number of businesses, including proprietary trading and order execution services. During a portion of the time that Mr. Citron was associated with Datek Securities, the SEC alleged that Datek Securities, Mr. Sheldon Maschler (another principal executive officer and large stockholder of Datek), Mr. Citron, and certain other individuals participated in an extensive fraudulent scheme involving improper use of the Nasdaq Stock Market’s Small Order Execution System, or SOES. In January 2003, Mr. Maschler, Mr. Citron and others entered into settlement agreements with the SEC to resolve charges that they had improperly used SOES from 1993 until early 1998, when Datek Securities’ day-trading operations were sold to Heartland Securities Corporation. Mr. Maschler and others, but not Mr. Citron, were alleged to have continued such improper use until June 2001 at Heartland Securities. To settle the charges, Mr. Maschler, Mr. Citron, and the other individuals paid $70 million in civil penalties and disgorgements of profits, of which Mr. Citron paid $22.5 million in civil penalties. In addition, Mr. Citron was enjoined from future violations of certain provisions of the U.S. securities laws, including the antifraud provisions set forth in Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934. Mr. Citron also agreed to accept an SEC order that permanently bars him from association with any securities broker or dealer. Mr. Maschler and the other individuals and corporations agreed to similar restrictions. Mr. Citron settled the charges without admitting or denying the allegations in the SEC’s complaint.

Recommendation of our Board of Directors

Our board of directors recommends a vote FOR the election to our board of directors of Messrs. Lefar, Roberts, Sparks, and Redling as Class II directors and Dr. Nagel as a Class I director.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Vonage is asking the stockholders to ratify the audit committee’s appointment of BDO USA, LLP as Vonage’s independent registered public accounting firm for the year ending December 31, 2011. Although stockholder approval of the audit committee’s appointment of BDO USA, LLP is not required by law, our board of directors and the audit committee believe that it is advisable to give stockholders an opportunity to ratify the appointment. In the event the stockholders fail to ratify the appointment, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Vonage’s and its stockholders’ best interests.

BDO USA, LLP has audited Vonage’s consolidated financial statements annually since Vonage’s 2004 fiscal year. Representatives of BDO USA, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Auditors’ Fees

The following table summarizes the fees BDO USA, LLP billed to us for each of the last two fiscal years.

Fee Category	Fiscal Year 2010	Fiscal Year 2009
Audit Fees (1)	$1,254,089	$1,571,280
Tax Fees (2)	32,865	18,941
Audit Related Fees (3)	83,000	—

Total Fees	$1,369,954	$1,590,221

(1)	Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting, and other professional services provided in connection with statutory and regulatory filings.

(2)	Tax fees consist of amounts billed for advisory services regarding tax compliance issues and a transfer pricing study for our Israeli subsidiary. None of our tax fees billed in fiscal year 2010 or 2009 were provided under the de minimis exception to the audit committee pre-approval requirements.

(3)	Audit related fees consist of amounts billed for services in connection with the refinancing of our debt and a pre-implementation review of internal controls related to our new billing system.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Recommendation of our Board of Directors

Our board of directors recommends that the stockholders vote FOR the ratification of the appointment of BDO USA, LLP to serve as Vonage’s independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

The provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, require that we submit to a non-binding advisory vote of the holders of our common stock a proposal that our stockholders approve the compensation of our named executive officers we describe in this proxy statement under “Compensation” in accordance with section 14A of the Securities Exchange Act of 1934. Our board of directors requests that stockholders approve the following advisory resolution at the 2011 annual meeting:

“RESOLVED, that the stockholders of Vonage Holdings Corp. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.”

Although the vote of our stockholders on this proposal is not binding on us, the outcome of this vote will provide important information to the compensation committee and to our board of directors as they determine the compensation of our named executive officers in future years.

We have designed the compensation available to our named executive officers to implement our compensation philosophy for our named executive officers. Our compensation philosophy for our named executive officers focuses on the alignment of the interests of our executive officers with the interests of stockholders in achieving long-term value and holding executives accountable for business and individual performance. Our compensation program seeks to:

•	Provide competitive compensation in order to attract, retain, and motivate highly-skilled executives.

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals, while not encouraging our management to take unreasonable risks.

•	Provide meaningful equity ownership that will encourage the creation of stockholder value.

•	Provide an incentive for long-term continued employment with us.

The compensation committee and our board of directors believe that our 2010 executive compensation aligned well with our philosophy and performance. We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 29, as well as the Summary Compensation Table, related tables and narrative for a more detailed discussion of our executive compensation program and how it reflects our philosophy and is linked to company performance.

Recommendation of our Board of Directors

Our board of directors unanimously recommends that you vote in favor of our executive compensation program by voting FOR the resolution relating to the compensation of our named executive officers.

PROPOSAL NO. 4

ADVISORY VOTE TO DETERMINE THE FREQUENCY OF OUR SUBMISSION TO OUR STOCKHOLDERS OF A PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

The provisions of the Dodd-Frank Act require that we submit to a non-binding advisory vote of the holders of our common stock no less frequently than every six years a proposal that our stockholders make a determination that is not binding on us as to the frequency with which we provide our stockholders with an opportunity to approve, on a non-binding and advisory basis, the compensation of our named executive officers.

The enclosed proxy card provides you with choices on this item. You may vote to have us submit a proposal to our stockholders for approval of the compensation of our named executive officers every year, every two years or every three years. You may also abstain from voting on this item. Our board of directors will review the non-binding vote of our stockholders on the frequency of advisory votes on the compensation of our named executive officers and take that vote into account.

For the reasons we describe below, we recommend that our stockholders hold an advisory and non-binding vote once every three years to approve the compensation of our named executive officers:

•

A vote every three years will provide our stockholders with a more meaningful period of time to evaluate our executive compensation program in relation to our long-term performance. A core principle of our executive compensation program is to align management’s interests with our stockholders’ interests and to foster long-term value creation for our stockholders.

•

A vote every three years reinforces a longer-term perspective with respect to executive compensation and would allow us an adequate opportunity to thoughtfully consider the results of the most recent advisory vote on executive compensation, to engage with stockholders to understand the results of the vote, and to effect any changes to our executive compensation program that we believe are appropriate after having the opportunity to engage with stockholders.

•	A vote every three years would provide our stockholders with enough time to assess the impact of any changes we made to our executive compensation program before the next advisory vote.

On-going communication with our stockholders is an important part of our system of corporate governance as we receive feedback from our stockholders on all aspects of the Company’s business. We are open to communicating with our stockholders about any aspect of our business, including our executive compensation program, at any time, not just at the time of a formal vote. We believe our communications with our stockholders and the ability of our stockholders to contact us at any time lessens the need for more frequent advisory votes on the compensation of our named executive officers.

Recommendation of our Board of Directors

We recommend that you select “Three Years” for the advisory proposal regarding the frequency of the advisory vote by our stockholders on our executive compensation program.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Vonage is managed for the long-term benefit of stockholders. This section describes key corporate governance principles and practices that our board has adopted. Complete copies of our governance principles, committee charters, code of conduct, and finance code of ethics are available on the Corporate Governance section of our web site at http://ir.vonage.com/. Alternatively, you may request a copy of any of these documents by writing to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.

Governance Principles

Our board has adopted governance principles to assist in the exercise of its duties and responsibilities and to serve the best interests of Vonage and our stockholders. These principles, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee the management of Vonage;

•	a majority of the members of the board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

The following section describes our board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.

Our board of directors is currently composed of eight independent directors, Mr. Citron, our Chairman of the Board, and Mr. Lefar, our Chief Executive Officer. As provided in our governance principles, our board of directors has designated one of the independent directors as Lead Independent Director. Our board of directors has established three standing committees—audit, compensation and nominating and governance. Each of the board committees is composed solely of independent directors, each with a different independent director serving as committee chair.

According to our governance principles, in the absence of an independent Chairman of the Board, our nominating and governance committee must nominate a “Lead Independent Director,” who must be approved by a majority of the independent directors. Our Lead Independent Director (i) has the responsibility to schedule and prepare agendas for and to chair meetings of non-management or independent directors, (ii) facilitate communication between our Chairman of the Board and our Chief Executive Officer and the other directors (however, directors are free to communicate directly with our Chairman of the Board and our Chief Executive Officer), (iii) cause the dissemination of information to the other members of our board of directors, and (iv) raise issues on behalf of the outside directors when appropriate. Mr. Krupka was appointed as our Lead Independent Director in February 2010 to replace Mr. Miller who had served as our Lead Independent Director during the period since our initial public offering.

With respect to the roles of Chairman of the Board and Chief Executive Officer, our governance principles provide that our board of directors may fill these positions based upon what is in the best interests of Vonage and its stockholders at any point in time. In the event of the separation of the two roles, a non-independent director may serve in the position of Chairman of the Board. In July 2008, our board of directors first determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons, with Mr. Citron serving as Chairman and Mr. Lefar serving as Chief Executive Officer. While Mr. Lefar has now acquired the institutional knowledge that initially was a primary reason for separating the roles, our board of directors has continued the separation. As our board of directors has determined that our Chairman of the Board is not “independent” under New York Stock Exchange rules, consistent with our governance principles, we believe that maintaining a Lead Independent Director is vital to maintaining an appropriate level of independent checks and balances in our governance.

Our nominating and governance committee oversees annually a self-evaluation by our board of directors of its performance during the prior year. As part of this process our nominating and governance committee will conduct an evaluation to review the progress and effectiveness of our board of directors and its committees, and submits comments to the Lead Independent Director. Following discussion with the Lead Independent Director, our nominating and governance committee reports back to our board of directors, and the full board of directors will consider and discuss the committee’s report, including assessing whether the current leadership structure continues to be appropriate for Vonage and its stockholders. Our governance principles provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that Vonage, like many U.S. companies, has been well-served by this flexible leadership structure.

Risk Management

Our Chief Executive Officer reports directly to our board of directors and is responsible for the day-to-day management of our company, including all material risks. Our Chief Financial Officer is responsible for day-to-day financial risk management under the direction of our Chief Executive Officer. In late 2009, management implemented an enterprise risk management process to identify, assess, and manage the most significant risks facing us and going forward expects to conduct a risk assessment of our business periodically. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk. Our senior leadership team, functional heads, and other managers are surveyed and/or interviewed to develop this information. The enterprise risk management process is being headed by our Chief Legal Officer, who reports to our Chief Executive Officer, and our Vice President, Internal Audit, who reports directly to our audit committee. In fiscal year 2010, our Chief Legal Officer and Vice President, Internal Audit provided regular status updates on our enterprise risk management process and activities to our audit committee.

Our board of directors is involved in oversight of Vonage’s risk assessment and monitoring processes, although much of the board’s oversight efforts are conducted through the various committees of the board. Management reviews various significant risks with our board of directors throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with our board of directors on an annual basis. Our audit committee has oversight responsibility to review management’s risk assessment and risk management policies, including the policies and guidelines used by management to identify, monitor and manage our exposure to risk. Our audit committee reviews and discusses with our management, our outside auditor and our internal auditors the risks facing Vonage and our management’s plan to manage the risks identified as a result of the enterprise risk management process and reports on its review to the full board of directors. Our compensation committee reviews risks arising from our compensation policies and practices and reports on its review to the full board of directors.

Board Determination of Independence

Under applicable New York Stock Exchange rules, a director will only qualify as “independent” if our board affirmatively determines that he or she has no material relationship with Vonage (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board has established guidelines to assist it in determining whether a director has such a material relationship. The guidelines are included in our governance principles, which are available on our website as discussed above. Under these guidelines, a director is not considered to have a material relationship with Vonage if he or she is independent under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and he or she:

•

is an executive officer of another company which is indebted to Vonage, or to which Vonage is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

serves as an officer, director or trustee of a tax exempt organization, unless Vonage’s discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Vonage’s automatic matching of employee charitable contributions will not be included in the amount of Vonage’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other independent members of our board.

Our board has determined that Peter Barris, Morton David, Michael A. Krupka, J. Sanford Miller, Jeffrey J. Misner, David C. Nagel, John J. Roberts, Carl Sparks, and Joseph M. Redling meet the categorical standards described above, that none of these directors or Joseph M. Redling has a material relationship with Vonage and that each of these directors is, and Joseph M. Redling if elected, will be, “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, our board has determined that Governor Ridge, during his tenure as a director, met the categorical standards described above, that he did not have a material relationship with Vonage and that he was “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Governor Ridge declined to stand for reelection as a director at our last annual meeting due to other business commitments, including the travel and time demands associated with his global strategic consulting company.

In determining the independence of the directors listed above, our board considered the transactions discussed in “Transactions with Related Persons.”

Board Meetings and Attendance

Our board met eight times during fiscal year 2010. During fiscal year 2010, each current director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our governance principles provide that directors are encouraged to attend the annual meeting of stockholders. All of our directors then serving on our board except for J. Sanford Miller attended the 2010 annual meeting of stockholders.

Director Retirement Age

Our governance principles do not establish an age limit for serving as a director. However, the governance principles provide that upon reaching the age of 72 years, each director must submit to our board of directors a letter of resignation to be effective at the next meeting of stockholders held for the election of directors. In each instance, our board of directors will accept the letter of resignation unless our nominating and governance committee determines otherwise. In making such determination, our nominating and governance committee balances the benefits of a director’s contributions and continuity against the benefits of having a fresh viewpoint from a new director and such other factors as our board of directors or the nominating and governance committee may consider appropriate. In 2009, Mr. David submitted a letter of resignation upon reaching the age of 72. After evaluation based upon the factors above, this letter of resignation was not accepted by our nominating and governance committee.

Directors Changing Their Present Job Responsibilities

Our governance principles require directors who substantially change their present job responsibilities to tender their resignation to the chairman of the board, who must refer it to our nominating and governance committee for review. Our board of directors, upon the recommendation of the nominating and governance committee, determines whether to accept the resignation. In cases in which a director is uncertain as to whether he or she ought to tender his or her resignation, our board of directors expects such director to consult with the chairman of the nominating and governance committee. The nominating and governance committee shall consider a director’s other job responsibilities in its annual deliberations concerning directors’ standing for re-election. In 2011, Carl Sparks submitted his resignation upon acceptance of his current position as Chief Executive Officer of Travelocity Global. After evaluation based upon the factors above, this resignation was not accepted by our board of directors upon recommendation of the nominating and governance committee.

Board Committees

Our board has established three standing committees—audit, compensation, and nominating and governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the Corporate Governance section of our web site at http://ir.vonage.com/.

Our board has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing management’s risk assessment and risk management policies;

•

establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt, retention, confidential treatment, and investigation of accounting or auditing related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by Securities and Exchange Commission rules, which is included below in this proxy statement.

The members of our audit committee are Mr. Roberts (Chairman), Mr. David, Mr. Miller, and Mr. Misner. Each member of our audit committee meets the standards for financial literacy for companies listed on the New York Stock Exchange. In addition, our board of directors has determined that Mr. Roberts and Mr. Misner are each an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules, each of whom is independent under applicable rules governing independence of audit committee members. No member of our audit committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Roberts, who serves on three audit committees in addition to ours. Our board of directors has determined that Mr. Roberts’ simultaneous service does not impair his ability to effectively serve on our audit committee. Our audit committee met six times during fiscal year 2010.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executives;

•	determining compensation for our chief executive officer;

•	reviewing risks arising from our compensation policies and practices;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement; and

•	preparing the compensation committee report required by Securities and Exchange Commission rules, which is included below in this proxy statement.

The compensation committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter. Prior to 2010, the compensation committee utilized the services of an independent compensation consultant, Hewitt Associates, to advise the committee in connection with its oversight of our compensation program. In February 2010, Hewitt Associates spun off its executive compensation practice into a separate, entirely independent entity named Meridian Compensation Partners, LLC. Due to the importance of independence, and to maintain consistent process and representation, the compensation committee has retained Meridian going forward as its independent executive compensation consultant. The compensation consultant generally attends meetings of the compensation committee and also communicates with the compensation committee outside of meetings. The compensation consultant reports to the compensation committee rather than to management, although the compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the compensation committee. The compensation committee is free to replace the compensation consultant or hire additional consultants at any time. The compensation consultant does not provide any services to management. The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”

Our management, aided by our human resources and finance departments, provided statistical data and made recommendations to the compensation committee to assist it in determining 2010 compensation levels. While the compensation committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the compensation committee.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also other board members, our chief executive officer, members of our legal staff and a representative from our human resources department.

The members of our compensation committee are Mr. David (Chairman), Mr. Barris, Mr. Krupka, and Mr. Miller. Our compensation committee met 4 times during fiscal year 2010.

Nominating and Governance Committee

The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	making recommendations to our board on the size of and qualifications for membership on the board and board committees;

•	reviewing and making recommendations to the board with respect to the compensation of non-executive directors;

•	developing and recommending governance principles to the board; and

•	overseeing an annual self-evaluation of the board and its committees.

An independent compensation consultant, Meridian Compensation Partners, LLC, advised the committee in connection with reviewing the compensation of non-executive directors during 2010. The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of our nominating and governance committee are Mr. Misner (Chairman), Mr. Barris, Dr. Nagel and Mr. Sparks. In April 2011, Dr. Nagel and Mr. Sparks were appointed to this committee and Mr. Krupka resigned from this committee. Our nominating and governance committee met 12 times during fiscal year 2010.

Director Nomination Process

To identify and evaluate director candidates, our nominating and governance committee makes requests to board members and others for recommendations, meets from time to time to evaluate biographical information and background material relating to potential candidates and sets up interviews of selected candidates by members of the committee and the board. We also use the services of a third-party search firm to identify and evaluate potential director candidates.

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Questions And Answers About The Proxy Materials And The Annual Meeting—What is the deadline to propose actions for consideration at the 2012 annual meeting of stockholders or to nominate individuals to serve as directors?” However, candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Communications are forwarded to all directors if they relate to important substantive matters or include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Lead Independent Director or the independent directors as a group or the board should address such communications to such directors or the board of directors, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.

Codes of Conduct

We have adopted a code of conduct applicable to all our directors, officers, and employees and a finance code of ethics applicable to our chief financial officer and other employees in our finance organization. The code of conduct and the finance code of ethics are posted in the Corporate Governance section of our Investor Relations website, http://ir.vonage.com/. We will provide you with print copies of our codes free of charge on written request to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. We intend to disclose any amendments to, or waivers from, provisions of our codes that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, on our Investor Relations website promptly following the date of such amendment or waiver.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2010 and discussed them with our management and our independent registered public accounting firm.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

By the Audit Committee of the Board of Directors of Vonage Holdings Corp.

John J. Roberts, Chairman

Morton David

J. Sanford Miller

Jeffrey J. Misner

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, the members of our compensation committee were Mr. David, Mr. Barris, and Mr. Miller. Governor Thomas J. Ridge served as a member of our compensation committee from January 1, 2010 through June 3, 2010, the date of the 2010 annual meeting at which Governor Ridge declined to stand for re-election. None of the members of our compensation committee was at any time in fiscal year 2010, or formerly, an officer or employee of Vonage, and none of the members of our compensation committee had any relationship with Vonage requiring disclosure as a related person transaction under Item 404 of Regulation S-K except for disclosures describing transactions with New Enterprise Associates, with whom Mr. Barris is associated, and its affiliated companies, transactions with a company affiliated with Institutional Venture Partners, with whom Mr. Miller is associated, and Mr. David’s participation in our November 2008 Financing. See “Transactions with Related Persons.” During fiscal year 2010, none of our executive officers served as a member of the compensation committee or board of directors of any entity that had one or more executive officers that served on our compensation committee or board of directors.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on the foregoing review and discussion, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors of Vonage Holdings Corp.

Morton David, Chairman

Peter Barris

Michael A. Krupka

J. Sanford Miller

EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers. Biographical information on Mr. Lefar is included under “Proposal No. 1—Election of Directors.”

Barry L. Rowan, Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer. Mr. Rowan, age 54, joined us as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer in March 2010 and is responsible for all finance and treasury functions, as well as Carrier Operations, Business Development, and Investor Relations. Mr. Rowan served in various positions for Nextel Partners, Inc., a wireless communications services company, from August 2003 to June 2006, most recently as Executive Vice President and Chief Financial Officer. From January 2002 to August 2003, he was a principal at Rowan & Company, LLC, a consulting and private investment firm, and from 1999 to 2001, Mr. Rowan was the Chief Financial Officer at Velocom, Inc., an international communications company, during which time he served as Chief Executive Officer of Vesper, the company’s Brazilian subsidiary, for six months. From 1992 until 1999, Mr. Rowan held a number of executive management positions at Fluke Corporation, including Chief Financial Officer, and Senior Vice President and Division General Manager. Mr. Rowan serves on the board of directors of ICO Global Communications (Holdings) Limited, a development stage next-generation mobile satellite service operator, but does not intend to stand for re-election at this company’s next annual meeting.

Kurt Rogers, Chief Legal Officer and Secretary. Mr. Rogers, age 39, joined us as Chief Legal Officer and Secretary in July 2009, overseeing the Law Department and legal, intellectual property, and regulatory matters regarding Vonage. In 2010, Mr. Rogers assumed additional responsibility for Vonage’s Program Management Office. Mr. Rogers also heads Vonage’s enterprise risk management program. Prior to joining us, he was a partner at the law firm of Bingham McCutchen LLP from August 2008 to July 2009 with a focus in litigating patents, trade secrets, copyrights, and trademarks. Prior to that he was an attorney at the law firm of Latham & Watkins LLP from April 2000 to August 2008, most recently as a partner.

Nicholas P. Lazzaro, Senior Vice President, Product Development and Information Technology. Mr. Lazzaro, age 41, joined us as Senior Vice President, Product Development and Information Technology in March 2009. Mr. Lazzaro is responsible for the Information Technology, Software Development, Device Development and Certification, and Quality Assurance teams and oversees our research and development efforts at our headquarters in Holmdel, New Jersey and in our new research and development center in Tel Aviv, Israel. He has an extensive background in technology and telecommunications. He held several leadership roles at Amdocs, a provider of software products and services to the communication, media, and entertainment industries, from 2001 to March 2009, most recently serving as Unit President. He previously held roles at SBC Communications, a communications company, Ernst and Young, a professional services organization, and Iridium, a provider of mobile voice and data communications services, and served as Vice President at Fujitsu, a provider of IT-based business solutions.

Kimberly O’Loughlin, Senior Vice President of Customer Care. Ms. O’Loughlin, age 48, joined us as Senior Vice President of Customer Care in April 2009. Ms. O’Loughlin has more than 20 years of experience in customer service, Internet (web) services, operations, information technology, product management, marketing, and strategic planning at the senior executive level. Most recently, Ms. O’Loughlin was Vice President, Customer Care Operations and Systems at AIG, Inc., an insurance and financial services company, from May 2005 to April 2009. Previously she held several leadership roles at AT&T Wireless, a communications company, from January 2000 to April 2005, most recently as Vice President, Business Operations.

Michael Tempora, Senior Vice President of Product Management. Mr. Tempora, age 48, joined us as Senior Vice President of Program Management and Strategic Initiatives in December 2008. In this role, he led the execution of our strategic imperatives aimed at tightening fundamentals across the company and delivering an improved experience for our customers. In 2010, as Senior Vice President of Product Management, he began leading a dedicated, cross-functional team aimed at driving profitable revenue growth by increasing Vonage’s market share of key segments making outbound international calls from the United States. Mr. Tempora has 26 years of experience in telecommunications and financial services. Most recently, from January 2005 to December 2008, he was an Executive Director of AT&T, a communications company, and led AT&T’s efforts to develop integrated wireless and consumer broadband products including video, Internet, and home phone. Prior to that, Mr. Tempora was Vice President Consumer Marketing & Product Management at AT&T Wireless from August 2004 to January 2005 and VP Operations Transformation at AT&T from September 1999 to May 2004.

COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers listed in the Summary Compensation Table that follows this discussion. We also discuss the goals that we seek to achieve through our executive compensation program and other important factors underlying our compensation practices and policies.

Executive Summary

Our executive compensation philosophy is designed to focus our executive officers on key business objectives that create shareholder value. Our compensation program is designed to measure results against our strategic plan and reward exceptional individual performance. In 2010, building on the financial and operational progress made in 2009, our management team focused on driving our business by executing on our strategic imperatives. Significant results in 2009 and 2010 include:

•	An increase in adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”)* to a record high of $156 million in 2010, from $119 million in 2009 and $54 million in 2008;

•	Generation of net income excluding certain adjustments* of $47 million in 2010, up from $3 million in 2009 and a loss of $34 million in 2008;

•	Growth in service revenues per subscriber line of more than 8% since the end of 2008;

•	Reduction of selling, general and administrative expense by 10% and reduction in customer care costs per line by more than 20% in both 2009 and 2010;

•	Generation of positive free cash flow* in 2010 of $154 million, the first year in Vonage history to generate free cash flow;

•	Successful expansion of our core business from domestic home telephone replacement to one that also provides unlimited international calling;

•	An increased base of high value international long distance users;

•	Achievement in 2010 of the best churn performance (our rate of customer terminations) in five years;

•	Achievement of positive net subscriber lines in the fourth quarter of 2010 for the first time in over two years, although we had net subscriber lines losses for the year and in 2009;

•	The completion of a comprehensive refinancing of our balance sheet in December 2010; and

•	A stock price increase of 112% during 2009 and 60% during 2010, outpacing major market indices.

*Adjusted EBITDA, net income (loss) excluding certain adjustments and free cash flow are non-GAAP financial measures. We define adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization and share-based expense. We define net income (loss) excluding adjustments, as GAAP net loss excluding the change in fair value of embedded features within notes payable and stock warrant and the gain (loss) on extinguishment of notes. We define free cash flow as net cash provided by operating activities minus capital expenditures, acquisition of intangible assets, and acquisition and development of software assets. Please refer to Appendix A for reconciliations of: (1) adjusted EBITDA to GAAP income (loss) from operations, (2) net income excluding certain adjustments to GAAP net loss, and (3) free cash flow to GAAP cash provided by operating activities.

The compensation committee evaluated executive compensation in light of the above achievements and awarded key components of 2010 executive compensation as follows:

•	Salary/Annual Cash Bonuses: In 2010, base salary and the target amount of annual cash bonus were targeted at a minimum level at the 50th percentile of the market sample (as defined below), but contemplated payments of up to the 75th percentile contingent on the achievement of strong performance. 2010 annual cash bonuses for our named executive officers took into account achievement of objective performance criteria (as described below) and discretionary factors relating to the executive’s individual performance.

•

Long-Term Incentives: 2010 stock option and restricted stock unit grants to executive officers were based on 2009 corporate performance, competitive data with respect to the market sample, available shares under our equity incentive plan at the time of grant and anticipated future grant requirements, the level of the individual’s responsibility, and individual contributions to Vonage.

Compensation Objectives

The 2010 compensation for our executive officers was designed to meet the following objectives:

•	Provide competitive compensation in order to attract, retain, and motivate highly-skilled executives. We refer to this objective as “competitive compensation.”

•

Reinforce the importance of meeting and exceeding identifiable and measurable goals, while not encouraging our management to take unreasonable risks. We refer to this objective as “performance incentives.”

•	Provide meaningful equity ownership that will encourage the creation of stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2010 compensation are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Cash Bonus	Performance Incentives Competitive Compensation

Long-Term Incentives—Stock Options and Restricted Stock Units	Retention Incentives Alignment with Stockholder Interests Performance Incentives Competitive Compensation

When reviewing the compensation program, including performance metrics and weighting for annual bonuses, our compensation committee, with the assistance of an independent compensation consultant, considers the impact of the compensation program on Vonage’s risk profile. Our compensation committee believes that our compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward. See also “—Impact of Compensation Policies on Risk Management.”

Our compensation committee reviews the compensation program annually to determine whether changes should be made to address the objectives described above.

As noted below, compensatory decisions regarding Barry L. Rowan, our Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer, were principally governed by the terms of an employment agreement he signed with us in February 2010. John S. Rego, our former Executive Vice President, Chief Financial Officer and Treasurer left Vonage in March 2010. Decisions regarding Mr. Rego’s compensation in 2010 were negotiated as part of a separation agreement with us.

Engagement of Compensation Consultant

The compensation committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter. The compensation committee utilized an independent compensation consultant, as described in further detail on page 23 of this proxy statement, to advise the committee in connection with its oversight of our compensation program for 2010.

Determination of Competitive Compensation

As part of our annual process for assessing the competiveness of executive compensation, we compare the compensation of our executives, other than recently hired executives, to survey data. For 2010, we used the following data sources:

•	2009 Culpepper Executive Survey, covering 27 companies in Telecommunications and Internet Services, where we focused on companies with an annual revenue size of $500 million to $2.5 billion.

•

2009 Radford Executive Compensation Survey, covering 33 companies in High Tech, Internet, and Telecommunications, where we focused on companies with an annual revenue size of $800 million to $1.8 billion.

Because the compensation committee was seeking survey data covering a broad range of companies meeting the criteria set forth above, the compensation committee did not focus on, or ascertain the identities of, the individual companies included in the survey data. We refer to the data sources described above as the “market sample.”

We placed equal weight on each survey source. We believe that High Tech, Internet, and Telecommunications companies with comparable revenues represent an appropriate comparison group for our executives because they are the companies against which we are most likely to compete for executive talent. For the 2010 compensation review, we did not use the Mercer Executive Compensation Survey that we used in prior years because it did not provide industry specific data.

For total cash compensation, which is base salary and the target amount of annual cash bonus, we targeted a minimum level at the 50th percentile, but contemplated payments of up to the 75th percentile contingent on the achievement of strong performance. We also targeted the same 50th to 75th percentile range for total direct compensation, which is base salary, the target amount of annual bonus, and stock-based grants. We believe these target levels were appropriate because we wanted the flexibility to reward company and individual performance that met or exceeded our performance goals. In evaluating the initial compensation for Mr. Rowan, applicable data from the market sample with respect to new chief financial officer hires was also considered.

A significant portion of our compensation is performance-based. Therefore, actual cash compensation paid to our named executive officers may vary from targeted levels based on achievement of performance targets. Moreover, the comparative analysis described above provides only guidelines, and we do not follow them rigidly.

Employment Agreement with Marc P. Lefar

Mr. Lefar’s 2010 compensation was governed in part by the terms of his employment agreement with us, which is described in detail below under “Potential Post-Employment Payments—Employment and Related Agreements.” Mr. Lefar’s retention in July 2008 was the culmination of a process conducted by a CEO search committee consisting of three members of our board of directors, Michael A. Krupka, Morton David, and John J. Roberts. After considering the candidate pool, the CEO search committee oversaw extensive negotiations, on an arms-length basis, with Mr. Lefar. The CEO search committee determined that Mr. Lefar is a uniquely well-qualified executive for Vonage, based on his tenure as Chief Marketing Officer for Cingular Wireless, as a marketing executive for Cable and Wireless Global and in senior leadership roles at Verizon Wireless and GTE

Wireless, as well as his experience during nine years at Procter & Gamble. The CEO search committee believed that Mr. Lefar would provide the level of leadership and experience that was necessary to address the challenges facing our company, including increasing competition and the need to refinance our then outstanding convertible notes by December 2008. Moreover, the CEO search committee recognized that, in accepting employment with us, Mr. Lefar was relinquishing his consulting business. Based on the foregoing considerations, to secure the services of Mr. Lefar the CEO search committee concluded it was appropriate to provide the compensation specified in the employment agreement. Following the recommendation of the CEO search committee and our compensation committee, our board of directors approved Mr. Lefar’s employment agreement.

Employment Agreement with Barry L. Rowan

Mr. Rowan’s hiring was the culmination of an extensive search process and the terms of our employment agreement with Mr. Rowan reflect the outcome of arms-length negotiations between Mr. Rowan and us. Mr. Rowan’s 2010 compensation was principally governed by the terms of the employment agreement, which is described in detail below under “Potential Post-Employment Payments—Employment and Related Agreements.” As an inducement for Mr. Rowan to join us, he was paid a sign-on bonus of $175,000 in 2010, together with an initial grant of stock options to purchase 3,000,000 shares of our common stock and relocation benefits. Following the recommendations of our Chief Executive Officer and the compensation committee, our board of directors approved Mr. Rowan’s employment agreement.

Letter Agreements with Kurt M. Rogers, Nicholas P. Lazzaro, and Kimberly L. O’Loughlin

Mr. Rogers’, Mr. Lazzaro’s, and Ms. O’Loughlin’s 2010 compensation was governed in part by the terms of their respective letter agreements with us signed in 2009 when they joined us, which as amended are described in detail below under “Potential Post-Employment Payments—Employment and Related Agreements.”

Separation Agreement with John S. Rego

In connection with his leaving the company in March 2010, Mr. Rego’s employment agreement with us was modified in certain respects by an amendment. He also entered into a Separation Agreement and General Release dated as of February 23, 2010 (the “Separation Agreement”). For his services during 2010 until his separation, Mr. Rego received his salary and benefits on the same terms as provided by his employment agreement. As severance benefits, Mr. Rego received $300,000 (one year’s salary), which was paid six months after termination of employment, plus a pro rata portion of his bonus eligibility for 2010 (based on the portion of the year elapsed up to date of termination of his employment) to the extent we achieved the applicable performance goals under our annual bonus program, which amount was paid in February 2011. In addition, Mr. Rego received his earned but unpaid 2009 target annual bonus, in the amount of $324,000, and accrued compensation such as vacation pay. We also agreed that Mr. Rego would receive (i) his out-of-pocket costs for continuation of medical, dental, and vision insurance coverage premiums for himself and his dependents under the Company’s existing insurance programs for up to 18 months, subject to termination in the event he received comparable coverage under a subsequent employer’s programs, (ii) reimbursement of up to $50,000 of outplacement fees incurred over the 12 months following termination of his employment, and (iii) up to $15,000 in reimbursement of legal fees incurred in connection with the negotiation of the Separation Agreement. The unvested stock options and unvested restricted stock unit awards held by Mr. Rego continued to vest in accordance with their terms through the date of termination of his employment; any then unvested stock options and restricted stock unit awards were forfeited in accordance with their terms. The Separation Agreement further provided that Mr. Rego’s vested stock options would remain exercisable for a period of one year following the termination of his employment (but not beyond ten years after their issuance).

Salaries

The salaries of four of our named executive officers were increased after a review of the competitive guidelines described above and our performance in 2009 as follows:

Name	2009 Salary	2010 Salary
Marc P. Lefar	$850,000	$925,000
Kurt M. Rogers	$360,000	$375,000
Nicholas P. Lazzaro	$295,000	$340,000
Kimberly L. O’Loughlin	$250,000	$260,000

Mr. Rowan’s salary of $450,000 per annum (pro rated from the time he joined us), was fixed in accordance with the terms of his employment agreement with us. Mr. Rego’s salary of $300,000 per annum (pro rated for the portion of the year he was employed by us), was fixed in accordance with the terms of his employment agreement and related separation agreement with us.

Annual Cash Bonuses

When determining the annual bonuses of our executive officers, the compensation committee takes into account achievement of objective performance criteria as described below. The compensation committee may also consider discretionary factors relating to the executive’s individual performance.

For 2010, the target bonus opportunity percentages for the participating named executive officers were as follows:

Name	Target Percentage of Base Salary
Marc P. Lefar	110%
Barry L. Rowan	100%
Kurt M. Rogers	60%
Nicholas P. Lazzaro	60%
Kimberly L. O’Loughlin	60%
John S. Rego	32%

As required by the employment agreement with Mr. Lefar, a review of his target annual bonus opportunity was conducted by the compensation committee in 2010. After this review, Mr. Lefar’s target bonus was increased from 100% in 2009 to 110% in 2010 by our board of directors upon recommendation of our compensation committee. As negotiated in his separation agreement with us, the percentage for Mr. Rego is the pro rata portion of his 100% target bonus opportunity percentage based on the portion of the year elapsed up to March 2010 termination of his employment with us.

There were four base metrics applicable to all participants in the 2010 bonus program: adjusted average monthly revenue per line (“Adjusted ARPU”), adjusted EBITDA, net subscriber line additions and churn. Certain of our employees, including Mr. Lazzaro, were subject to a fifth metric, with the weighting for the four base metrics correspondingly reduced. For those employees, the fifth metric measured performance specific to the employee’s functional area of responsibility. For Mr. Lefar, as our chief executive officer, a portion of his bonus was based upon additional metrics specific to various functional areas of responsibility. The metrics utilized under our 2010 bonus program and the weighting of those measures for our named executive officers, as approved by the compensation committee, were as follows:

Metrics	Weighting
Adjusted ARPU	15% of target bonus
Adjusted EBITDA	35% of target bonus; 25% for Mr. Lefar and Mr. Lazzaro
Net subscriber line additions	25% of target bonus; 20% for Mr. Lefar and Mr. Lazzaro
Churn	25% of target bonus; 20% for Mr. Lefar and Mr. Lazzaro
Average monthly direct cost of telephony services per line (“COTS”)	6.7% of target bonus for Mr. Lefar
Platform availability	20% of target bonus for Mr. Lazzaro; 6.7% for Mr. Lefar
Subscriber Line Acquisition Cost (“SLAC”)	6.7% of target bonus for Mr. Lefar

•

Adjusted ARPU is an average for the four calendar quarters in 2010. Adjusted ARPU for a particular quarter is calculated by dividing our total telephony service revenue for the quarter (for this purpose excluding Universal Service Fund fees) by the simple average number of subscriber lines for the quarter, and dividing the result by three. The simple average number of subscriber lines for the quarter is the number of subscriber lines on the last day of the prior quarter, plus the number of subscriber lines on the last day of the current quarter, divided by two. We use Adjusted ARPU because it provides an indicator of our success managing pricing, promotions, and customer credit policies and moving users to higher priced services that are regarded as strategically important. We exclude Universal Service Fund fees from this measure because they represent a portion of our revenue that is not within the control of management and such fees are completely passed through to customers.

•

Adjusted EBITDA is income (loss) from operations determined in accordance with U.S. generally accepted accounting principles excluding depreciation and amortization and share-based expense. Adjusted EBITDA is an important performance measure because it is a “bottom line” indicator of our long-term viability, and our operational performance. Adjusted EBITDA was also a component of several financial covenants arising under the financing in place for almost all of 2010 and failing to have met these covenants would have been likely to have an adverse effect on us. We believe it is appropriate to include a measure that excludes depreciation, amortization, and non-cash stock compensation expense because they represent non-cash charges that do not reflect on management’s performance.

•

Net subscriber line additions for 2010 reflects the number of subscriber lines at the end of the year, less the number of subscriber lines at the beginning of the year. We use net subscriber line additions because it measures our progress growing our customer base.

•

Churn relates to the average monthly percentage of customers that terminate service. We calculate churn by dividing the number of customers that terminate during the year by the simple average number of customers during the year, and dividing the result by twelve. The simple average number of customers is the number of customers on the first day of the year plus the number of customers on the last day of the year, divided by two. We use churn because it addresses our success in retaining subscribers. Reducing churn may have a significant positive impact on revenue and profitability.

•

COTS is an additional metric for our carrier operations team. COTS is the average COTS for the four calendar quarters in 2010. COTS for a quarter is calculated by dividing our direct cost of telephony services for the quarter (for this purpose excluding taxes) by the simple average number of subscriber lines for the quarter, and dividing the result by three. The simple average number of subscriber lines for the quarter is the number of subscriber lines on the last day of the prior quarter, plus the number of subscriber lines on the last day of the current quarter, divided by two. We use COTS because it is a major driver of our cost structure and reductions in COTS may have a significant impact on adjusted EBITDA and profitability.

•

Platform availability is an additional metric for our development, information technology, and network operations teams. As a result, Mr. Lazzaro was subject to this additional metric. Platform availability is the percentage of time during the year that certain platform applications are available. We use platform availability because our technology systems are a core function of our business and enable our customers to use and subscribe to our products and services and allow our customer care team to effectively support our customers.

•

SLAC is an additional metric for our marketing team. SLAC is total marketing expense divided by subscriber line additions during the year. We use SLAC because it is an effective measure of how efficiently we spend funds to acquire new customers.

With respect to the four base metrics, we reduced the weighting for adjusted ARPU by 10% in 2010 compared to 2009 and increased the weighting for net subscriber line additions and churn by 5% each. We reduced the weighting for adjusted ARPU to permit increased weightings for the two metrics that measure factors impacting the growth of our customer base, which was an area of strategic focus in 2010.

For each metric, there is a target level of performance that would result in a payment equal to 100% of the weighted target bonus for the metric, a minimum level of performance that would result in a payment equal to 50% of the weighted target bonus for the metric, and an outstanding level of performance that would result in a payment equal to 175% of the weighted target bonus for the metric. If the target levels of performance for all four base metrics would have been met, the payments would have started at 130% of the weighted target bonus for each metric with additional payments up to 175% possible. In the event that outstanding levels of performance were attained for all four metrics, the payment would have equaled 225% of an individual’s target bonus for those metrics.

The following table shows 2009 performance for each metric, the performance levels upon which minimum, target, and maximum bonuses would be paid and the actual 2010 performance. Adjusted EBITDA and net subscriber line additions are in thousands.

Performance Measure	2009 Performance	Minimum	Target	Maximum	2010 Performance	Percentage of Target Award for the Metric
Adjusted ARPU	$26.81	$27.03	$27.78	$28.53	$27.92	114%
Adjusted EBITDA	$119,000	$105,000	$115,000	$130,000	$156,000	175%
Net Subscriber Line Additions	(155)	25	215	300	(30)	0%
Churn	3.1%	3.1%	2.7%	2.4%	2.4%	175%
Average Monthly COTS	$6.07	$6.67	$6.42	$5.92	$6.07	153%
Platform Availability	99.8%	99.85%	99.90%	99.99%	99.73%	0%
SLAC	$310	$250	$193	$175	$310	0%

The annual bonus awards were calculated for each executive by (1) multiplying the percentage of the target award earned for each metric by the weighting applicable to the executive for the metric and (2) further multiplying this amount by the executive’s target bonus. Based on the corporate performance with respect to the performance metrics, the compensation committee approved the following annual bonus payments to the named executive officers:

Name	2010 Bonus Award	Award as Percentage of Target Bonus
Marc P. Lefar	$1,058,000	106%
Barry L. Rowan	$549,000	122%
Kurt M. Rogers	$273,000	122%
Nicholas P. Lazzaro	$190,000	96%
Kimberly L. O’Loughlin	$189,000	122%
John S. Rego	$117,000	122%

These payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As negotiated in connection with his employment agreement, the bonus for Mr. Rowan, who joined us in February 2010, was not pro-rated based upon the portion of the year he was employed by us.

Following performance reviews in February 2011, our Chief Executive Officer recommended the following additional bonus amounts for the other named executive officers based upon individual performance and accomplishments, which were subsequently approved by the compensation committee.

Name	2010 Adjustment to Bonus Award
Barry L. Rowan	$75,000
Kurt M. Rogers	$75,000
Nicholas P. Lazzaro	$20,000
Kimberly L. O’Loughlin	$50,000

In approving the bonus award adjustment to Mr. Rowan, the compensation committee considered his extensive role in the comprehensive refinancing of our debt in 2010. In approving the bonus award adjustment to Mr. Rogers, the compensation committee considered his extensive role in the comprehensive refinancing of our debt in 2010 and the resolution of certain significant litigation matters pending when he joined us. In approving the bonus award adjustment to Mr. Lazzaro, the compensation committee considered his role in opening our product development center in Tel Aviv, Israel and building a team of talented individuals to support our research and development efforts. In approving the bonus award adjustment to Ms. O’Loughlin, the compensation committee considered her leadership in reducing churn, which culminated in the lowest fourth quarter churn in four years. These adjustments are reflected in the “Bonus” column of the Summary Compensation Table.

In February 2011, upon recommendation of the compensation committee, our board of directors, including all members of the compensation committee and the other independent directors of our board of directors, approved a special bonus of $1,000,000 to Mr. Lefar in recognition of Mr. Lefar’s exceptional individual performance since he joined the Company as its Chief Executive Officer in July 2008. The special bonus awarded to Mr. Lefar is in addition to the annual bonus award. In approving Mr. Lefar’s special bonus, the compensation committee and our board of directors considered, among other things, our positive financial and operational turnaround since Mr. Lefar joined the Company as its Chief Executive Officer, illustrated in 2010 by (1) the increase in our equity value by $393 million from $103 million at year-end 2008 to $496 million at year-end 2010, (2) adjusted EBITDA improvement of over $200 million, growing from negative $46 million in 2007 to positive $156 million in 2010, (3) fourth quarter 2010 churn of 2.4%, the lowest fourth quarter churn in four years, (4) our achievement in the fourth quarter of 2010 of positive net lines for the first time in over two years, (5) the completion of a comprehensive refinancing of our debt, replacing our restructuring debt with new debt at an interest rate approximately half the rate of the prior debt and which provides us with enhanced operating and financial flexibility, (6) the resolution of certain significant litigation matters pending when he joined us, and (7) Mr. Lefar’s successful efforts in building our management team. This additional payment is reflected in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives

Annual Stock Option and RSU Grants: In 2010, the compensation committee approved stock option and restricted stock unit grants to its executive officers based on 2009 corporate performance, competitive data with respect to the market sample, available shares under our equity incentive plan at the time of grant and anticipated future grant requirements, the level of the individual’s responsibility, and individual contributions to Vonage. In this regard, the compensation committee considered the recommendations of our Chief Executive Officer for the other executive officers then employed by us. The named executive officers identified below received the following equity awards in 2010:

Name	Number of Shares Underlying Stock Options	Number of Restricted Stock Units
Marc P. Lefar	2,000,000	—
Kurt M. Rogers	293,270	54,740
Nicholas P. Lazzaro	293,270	54,740
Kimberly L. O’Loughlin	195,510	36,490

In November 2008, we completed a financing that was substantially more dilutive than the capitalization as contemplated by the commitment letter for the financing executed by us in July 2008 prior to Mr. Lefar joining us. As a result, we were obligated under our employment agreement with Mr. Lefar to discuss in good faith with Mr. Lefar the award of equity to him in addition to an initial stock option grant for 6,500,000 shares. Following discussions, we made subsequent option grants to Mr. Lefar in September 2009 and December 2009 for an aggregate of 2,000,000 shares as adjustments. In addition, 600,000 of the 2,000,000 shares of our common stock subject to an option grant made to Mr. Lefar in April 2010 listed above was also intended as a further adjustment. See “Employment Agreement with Marc P. Lefar” above for additional information.

Under terms of his employment agreement, we made an initial option grant to Mr. Rowan for 3,000,000 shares in April 2010. In addition, in light of Mr. Rowan’s strong performance in his first year of employment, in February 2011, the compensation committee approved an equity award of $1,000,000 of stock options for the purchase of common stock to Mr. Rowan as an adjustment to the original sign-on award provided pursuant to Mr. Rowan’s employment agreement, which resulted in a grant of 268,817 options on April  1, 2011.

Perquisites

Under the terms of Mr. Lefar’s employment agreement, which was the result of extensive negotiations, we reimburse Mr. Lefar for travel expenses between Atlanta, Georgia, the location of our business office for certain product management and development employees and where Mr. Lefar maintains his primary residence, and our principal offices, in addition to the cost of housing near our principal offices. There is a maximum annual amount that may be used as reimbursement to Mr. Lefar for private air travel; this is calculated as the sum of the cost of a first-class fully refundable direct flight for such travel plus $600,000. This maximum annual amount includes business travel for which Mr. Lefar recognizes no taxable income. In addition, we made an additional payment to relieve him of any tax liability related to the travel and expense reimbursements, as well as taxes in respect of the additional payment. We also pay the employee portion of premiums for medical, dental, short-term and long-term disability, and life and accidental death and dismemberment coverage for Mr. Lefar. See “Employment Agreement with Marc P. Lefar” above for additional background regarding our decision to enter into the employment agreement with Mr. Lefar. See also the Summary Compensation Table and “Potential Post-Employment Payments—Employment and Related Agreements” below for additional information.

Our other named executive officers also negotiated for perquisites when hired. Mr. Rowan was entitled to certain relocation benefits and, to the extent such relocation benefits were taxable to Mr. Rowan and Mr. Rowan did not receive a deduction for federal income tax purposes for the related costs, we agreed to make an additional payment to him so that the economic benefit to him will be the same as if the benefits were not taxable to him. We pay for or reimburse Mr. Lazzaro for travel expenses between Atlanta, Georgia, where we maintain an office and Mr. Lazzaro maintains his primary residence, and our principal offices and the cost of temporary housing near our principal offices through at least March 2012 and make an additional payment to relieve him of any related tax liability. We also agreed to reimburse Mr. Rogers for lodging accommodations near our principal offices through at least August 2011 and make an additional payment to relieve him of any related tax liability. Our incremental costs for the perquisites described above are shown in note 5 to the Summary Compensation Table.

Equity Grant Practices

We do not backdate grants of stock options, restricted stock units or restricted stock, nor do we time grants to coincide with the release of material non-public information about Vonage. For newly hired or promoted employees, stock options or restricted stock units are granted on the first trading day of the month immediately following the month in which the employee commences employment with us or the promotion is effective.

The compensation committee approves all grants of stock options and restricted stock units to executive officers and to other officers at the Senior Vice President level. The compensation committee delegated to our Chief Executive Officer and our Vice President of Human Resources the ability to make equity grants (stock options or restricted stock units) aggregating up to 2,000,000 shares of common stock in any calendar year for new hires and promotions, in each case relating to employees at the Vice President level or below (in the case of the Chief Executive Officer) or the Manager level or below (in the case of the Vice President of Human Resources). This delegated authority also is subject to limitations on individual awards, the highest of which provides for grants to a Vice President that may not exceed 75,000 shares in any calendar year. For new hire and promotion equity grants, a restricted stock unit is deemed to be equivalent to 1.79 shares.

Typically, in late February or early March of each year, the compensation committee considers the annual grant of stock options and, if applicable, restricted stock units. The compensation committee’s practice has been to approve the making of the grant of these options and restricted stock units effective as of the first trading day in April.

For special grants, stock options or restricted stock units are granted on the first trading day of the month immediately following the month in which the options or restricted stock units are approved.

We set the exercise price of stock options based on the closing price of our common stock as reported on the New York Stock Exchange on the date of grant.

Ongoing and Post-Employment Compensation

We have benefit plans, employment agreements, and other arrangements for our named executive officers that accrue value as the executive officer continues to work for us or provide special benefits upon certain types of termination events. These plans, employment agreements, and arrangements were designed to be part of a competitive compensation package or to help secure the retention of the executive. See “Potential Post-Employment Payments” below for additional information.

Employment Agreements and Change of Control Provisions of Equity Grants: We have employment agreements with Mr. Lefar and Mr. Rowan. Among other terms, the employment agreements provide for payments and other benefits if we terminate such executive officer’s employment without cause, or if the executive officer terminates employment for good reason. Mr. Rogers, Mr. Lazzaro, and Ms. O’Loughlin do not have an employment agreement, but instead have letter agreements with each offering employment with us providing for a severance payment if employment is terminated by us without cause or by the employee for good reason.

The option agreements governing Mr. Lefar’s stock option grants provide that upon a change in control of our company, options thus far granted to Mr. Lefar will vest in full immediately prior to such change in control. Partial acceleration of vesting of the options will occur in the event of termination of his employment without cause or his termination of employment for good reason. A different form of partial vesting will apply in the event his employment agreement is not renewed, to the extent he continues to be employed by us and his employment subsequently terminates while options remain unvested. In addition, upon termination of his employment for reasons other than cause, the exercise period for Mr. Lefar’s outstanding options will be extended for either 60 or 180 days, depending on the circumstances of the termination. Under his employment agreement with us, Mr. Lefar also is entitled to an amount equal to two times his base salary (one times his base salary in the event of non-renewal of his employment agreement by us), a prorated portion of his annual bonus for the year of termination, and certain health care benefits if his employment is terminated without cause, if he terminates his employment for good reason or if he receives notice of non-renewal of his employment agreement.

Mr. Rowan’s employment agreement provides that all the options granted to Mr. Rowan fully vest upon a change of control of us. In addition, if Mr. Rowan’s employment is terminated by us without cause or by Mr. Rowan for good reason, then all or a portion of such options then unvested vest. In the event Mr. Rowan’s employment is terminated without cause or he resigns with good reason, he is entitled to severance benefits equal to one year’s base salary plus his target bonus amount for the year in which his employment terminates, and a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates.

The option agreements for Mr. Rogers, Mr. Lazzaro, and Ms. O’Loughlin provide for acceleration of vesting of 100% of unvested stock options covered by those agreements in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control. The restricted stock unit grant agreements entered into with these executives provide for acceleration of vesting of all restricted stock units in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control. The letter agreements for Mr. Rogers, Mr. Lazzaro, and Ms. O’Loughlin provide for severance of nine to twelve months of base salary and specified bonus amounts in the event of termination by us without cause or for good reason.

Under Mr. Lefar’s employment agreement, if Mr. Lefar becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment in connection with a change in control, we will make an additional payment to him. Under Mr. Rowan’s employment agreement, if Mr. Rowan becomes liable for any payment of any excise tax under Section 4999 of the Internal Revenue Code, we will make an additional payment to him so long as the total of such payments upon a change in control exceeds 115% of the greatest amount that would be paid to Mr. Rowan in connection with a change in control without giving rise to any excise tax (referred to as the “refunded amount”) and otherwise the payment to Mr. Rowan shall be reduced to the refunded amount. The additional payment to Mr. Lefar and, if applicable, Mr. Rowan is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Lefar and Mr. Rowan will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payments.

We believe that the severance compensation and acceleration of vesting provisions can help us retain management in times of uncertainty. The employment agreements and letter agreements provide financial security, in the form of severance compensation, in the event the executive officer’s employment is terminated without cause or his or her responsibilities are significantly diminished. The agreements also provide clear statements of the rights of the executive officers and protect them against an unfavorable change in employment terms. Absent these provisions, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security as a result of changes to our company or in the event of a change in control.

Moreover, we believe that the change in control benefits that we have provided to the executive officers provide appropriate incentives for the executive officers to cooperate in negotiating any change in control of

Vonage without regard to the potential effect on their positions. See “Potential Post-Employment Payments” for further information regarding change in control and termination benefits under the employment agreements.

401(K) Savings Plan: This plan is a tax-qualified defined contribution plan available to all of our employees. Messrs. Lefar, Rowan, Lazzaro, and Rego participated in the plan in 2010. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 15% of his or her annual compensation. In 2010, we provided a matching contribution equal to 50% of each dollar contributed by a participant, up to a maximum contribution of $6,000. The matching contributions vest after three years following the date of employment. Employee and matching contributions are based on compensation up to annual limits established under the Internal Revenue Code (the eligible compensation limit was $245,000 in 2010). Our matching contributions for the named executive officers are shown in the Summary Compensation Table. We do not provide any supplemental retirement benefits.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executives, unless certain conditions are met. We structure our stock options to preserve the deductibility of income realized by an executive upon the exercise of stock options. While we may take actions in the future to preserve deductibility of other elements of compensation, we retain the flexibility to authorize compensation that may not be deductible if the compensation committee believes doing so is in the best interests of our company. While the compensation for Mr. Lefar exceeded the $1 million deduction limit in 2010, we determined that this result was appropriate, based on the considerations regarding his compensation discussed above.

As noted above, under Mr. Lefar’s and in certain circumstances Mr. Rowan’s employment agreements, they will be entitled to receive additional payments if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in additional payments to Mr. Lefar or Mr. Rowan. Nevertheless, we believe that the payments relating to the excise tax are appropriate to preserve the intended benefits under their agreements, as well as the incentive for Mr. Lefar and Mr.  Rowan to enter into employment with us.

Stock Ownership Guidelines for Executives

In December 2010, our board of directors adopted stock ownership guidelines requiring our non-employee directors, our named executive officers, and certain other covered executives to maintain a minimum equity stake in the company. Our board of directors believes that these requirements help to ensure an alignment of director and executive interests with those of stockholder interests and promote a focus on long-term growth. The following table shows required stock ownership levels for our named executive officers, which are measured as of the end of the year:

Name	Stock Ownership Level
Marc P. Lefar	Lesser of 3.0x base salary or 1,200,000 shares
Barry L. Rowan	Lesser of 1.0x base salary or 190,000 shares
Kurt M. Rogers	Lesser of 1.0x base salary or 160,000 shares
Nicholas P. Lazzaro	Lesser of 1.0x base salary or 140,000 shares
Kimberly L. O’Loughlin	Lesser of 1.0x base salary or 120,000 shares

Shares included in the calculation to assess compliance with the guidelines include shares owned outright, including vested restricted stock units, and 75% of vested stock options (whether or not in-the-money). Each covered executive must retain 25% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. Although there is no required time period to achieve the guidelines, each named executive officer has met or is on track to meet the guidelines by the end of fiscal year 2011, assuming no sales of shares by the executive. Executives may be exempted from the guidelines and/or the retention ratio due to financial hardship as determined by the compensation committee in its discretion.

Claw-back and Hedging Policies

We intend to adopt a formal claw-back policy enabling recovery or “claw-back” of incentive awards in the event of misstated or restated financial results after the SEC and the New York Stock Exchange issue final rules implementing the claw-back provisions set forth in the Dodd Frank Wall Street Reform and Consumer Protection Act.

While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership, our securities trading compliance policy prohibits all employees from engaging in certain highly speculative stock transactions, including entering into short sales of our common stock or buying or selling exchange-traded options (puts or calls) on our common stock.

* * * * * * * *

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Marc P. Lefar (6) Chief Executive Officer	2010	$908,000	$1,000,000		$2,259,935	$1,058,000	$801,662	$6,027,597
	2009	$883,000			$2,290,450	$689,000	$816,859	$4,679,309
	2008	$340,000	$865,000		$6,153,861		$483,782	$7,842,643

Barry L. Rowan (7) Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer	2010	$372,000	$250,000		$3,389,903	$549,000	$330,069	$4,890,972

Kurt M. Rogers (8) Chief Legal Officer and Secretary	2010	$373,000	$75,000	$74,994	$331,386	$273,000	$39,041	$1,166,421
	2009	$161,000	$30,000		$166,624	$228,000	$7,976	$593,600

Nicholas P. Lazzaro (9) Senior Vice President of Product Development and Information Technology	2010	$330,000	$45,000	$74,994	$331,386	$190,000	$131,706	$1,103,086
	2009	$244,000	$150,000		$143,938	$184,000	$102,712	$824,651

Kimberly L. O’Loughlin (10) Senior Vice President of Customer Care	2010	$258,000	$50,000	$49,991	$220,920	$189,000		$767,911
	2009	$183,000	$20,000		$54,098	$127,000		$384,098

John S. Rego (11) Former Executive Vice President, Chief Financial Officer, and Treasurer	2010	$96,000				$117,000	$324,272	$537,272
	2009	$312,000		$19,780	$24,885	$324,000	$21,807	$702,471
	2008	$300,000	$126,960		$90,009		$14,589	$531,558

(1)	The following amounts represent sign-on bonuses paid to such persons upon joining us: the 2008 amount for Mr. Lefar, $175,000 of the amount for Mr. Rowan for 2010 and the 2009 amounts for Messrs. Rogers and Lazzaro and Ms. O’Loughlin. All other amounts reported represent discretionary cash bonuses earned during 2008 and 2010, as applicable. The bonuses earned in 2008 and 2010, as applicable, were paid in the first quarter of the subsequent year. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our annual cash bonuses for 2010.

(2)	Stock awards consist only of restricted stock units. The dollar amounts for the awards represent the grant-date value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant. Refer to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the named executive officer receives. Actual gains, if any, on shares acquired upon vesting of units are dependent on other factors, including the unit holders’ continued employment with us through the vesting period, the future performance of the Company’s common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved.

(3)	The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC 718 for each named executive officer. The assumptions used to calculate the value of stock options are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 17, 2011. See “Grants of Plan-Based Awards—2010” for further information including the exercise prices for awards made in 2010. Refer also to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the named executive officer receives. Actual gains, if any, on shares acquired on option exercises are dependent on other factors, including the option holder’s continued employment with us through the option exercise period, the future performance of the Company’s common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved.

(4)	The amounts in this column represent total performance-based bonuses earned for services rendered during 2009 and 2010. These bonuses were based on our financial performance. The bonuses earned in 2009 and 2010, as applicable, were paid in the first quarter of the subsequent year. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our annual cash bonus for 2010. We previously reported the 2009 amounts under the “Bonus” column.

(5)	The amounts in this column (grossed-up for any payments to reimburse for related taxes to the extent applicable) consist of the following:

Name	Year	401(k) Match	Insurance and Medical Premiums	Housing/ Relocation Expense/ Reimbursement	Travel Expense/ Reimbursement		Patent Incentive Award	Severance	Reimbursement of Legal Fees	Total
Marc P. Lefar	2010	$6,000	$18,002	$149,222	$628,438	*				$801,662
	2009	$6,000	$15,807	$146,925	$648,127	*				$816,859
	2008		$5,204	$58,250	$374,239				$46,089	$483,782

Barry L. Rowan	2010	$6,000	$10,501	$313,568						$330,069

Kurt M. Rogers	2010			$39,041						$39,041
	2009			$7,976						$7,976

Nicholas P. Lazzaro	2010	$6,000		$64,119	$59,587		$2,000			$131,706
	2009			$62,501	$40,211					$102,712

Kimberly L. O’Loughlin	2010									$—
	2009									$—

John S. Rego	2010	$6,000	$18,272					$300,000		$324,272
	2009	$6,000	$15,807							$21,807
	2008	$6,000	$8,589							$14,589

*	Taxable income to Mr. Lefar relating to private travel was determined by using the Internal Revenue Service Standard Industry Fare Level tables, which is less than the amount listed in the table. To the extent practicable, other employees who spend time in our Atlanta, Georgia office, including Mr. Lazzaro, travel with Mr. Lefar; however, there is no additional incremental cost to us.

(6)	Mr. Lefar was appointed as our Chief Executive Officer in July 2008.

(7)	Mr. Rowan began serving as our Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer in March 2010.

(8)	Mr. Rogers began serving as Chief Legal Officer and Secretary in July 2009.

(9)	Mr. Lazzaro began serving as Senior Vice President of Product Development and Information Technology in March 2009.

(10)	Ms. O’Loughlin began serving as Senior Vice President of Customer Care in March 2009.

(11)	Mr. Rego ceased serving as our Executive Vice President, Chief Financial Officer, and Treasurer in March 2010.

The percentage of the “Total” column represented by each named executive officer’s salary for each year is as follows:

Name	2008 Salary as a % of Total Compensation	2009 Salary as a % of Total Compensation	2010 Salary as a % of Total Compensation
Marc P. Lefar	4.3%	18.9%	15.1%
Barry L. Rowan			7.6%
Kurt M. Rogers		27.1%	32.0%
Nicholas P. Lazzaro		29.6%	29.9%
Kimberly L. O’Loughlin		47.6%	33.6%
John S. Rego	56.4%	44.4%	17.9%

Grants of Plan-Based Awards—2010

Name	Grant Date	Date of Corporate Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
			Minimum Threshold	Target	Maximum
Marc P. Lefar	4/1/2010	2/24/2010					2,000,000	$1.37	$2,259,935
	2/23/2010		$508,750	$1,017,500	$2,187,625

Barry L. Rowan	4/1/2010	2/24/2010					3,000,000	$1.37	$3,389,903
	2/23/2010		$225,000	$450,000	$1,012,500

Kurt M. Rogers	4/1/2010	2/23/2010					293,270	$1.37	$331,386
	4/1/2010	2/23/2010				54,740			$74,994
	2/23/2010		$112,500	$225,000	$506,250

Nicholas P. Lazzaro	4/1/2010	2/23/2010					293,270	$1.37	$331,386
	4/1/2010	2/23/2010				54,740			$74,994
	2/23/2010		$102,000	$204,000	$438,600

Kimberly L. O’Loughlin	4/1/2010	2/23/2010					195,510	$1.37	$220,920
	4/1/2010	2/23/2010				36,490			$49,991
	2/23/2010		$78,000	$156,000	$351,000

John S. Rego	2/23/2010		$48,000	$96,000	$216,000

(1)	As discussed in the Compensation Discussion and Analysis, the annual cash bonus awards are attributable to financial performance measures, which are adjusted ARPU weighted at 15%, adjusted EBITDA weighted at 35% (25% for executives with an additional metric for their functional group), net subscriber line additions weighted at 25% (20% for executives with an additional metric for their functional group) and churn weighted at 25% (20% for executives with an additional metric for their functional group). Mr. Lazzaro was the only named executive officer with a fifth metric weighted at 20% (platform availability). For Mr. Lefar, 20% of his target bonus was based upon an equal weighting of three additional metrics (average monthly COTS, platform availability, and SLAC).

For each metric, there is a target level of performance that would result in a payment equal to 100% of the weighted target bonus for the metric, a minimum level of performance that would result in a payment equal to 50% of the weighted target bonus for the metric, and an outstanding level of performance that would result in a payment equal to 175% of the weighted target bonus for the metric. If the target levels of performance for all four metrics are met, the payments would equal 130% of the weighted target bonus for each metric with additional payments between 130% and 175% for each metric in proportion to the amount by which our performance for the metric exceeding the target level of performance compares to the outstanding level of performance. In the event that outstanding levels of performance are attained for all four metrics, the payment will equal 225% of an individual’s target bonus. The amount shown in the “Target” column represents a payout at the target bonus percentage for each named executive officer’s 2010 base salary. For 2010 the target percentages were: 110% for Mr. Lefar; 100% for Mr. Rowan; 60% for Ms. O’Loughlin and Messrs. Lazzaro and Rogers; and 32% for Mr. Rego. The amount shown in the “Minimum Threshold” column represents the amount payable if only the minimum level of company performance was attained for each metric applicable to the executive, which is 50% of the target amount shown above. If performance did not meet the minimum level of performance for any metric, then no bonus would have been paid. The amount shown in the “Maximum” column represents the amount payable if the maximum level of company performance was attained for all metrics applicable to the executive.

Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for the minimum threshold, target, and maximum level of performance for each performance measure, the calculation of the award payable based upon actual performance in 2010, the amount of the award and award as a percentage of the target award opportunity, and discretionary adjustments based upon factors relating to each executive’s personal contributions to us.

Except for the portion attributable to discretionary adjustments, the bonus payments under our bonus plan for 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts in this column represent restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 1, 2010. Please see the section titled “Ongoing and Post-Employment Compensation—Employment Agreements and Change of Control Provisions of Equity Grants” in our Compensation Discussion and Analysis for a discussion of the acceleration of vesting of our restricted stock units in certain circumstances, including upon a change in control.

(3)	Amounts in this column represent stock options granted under our 2006 Incentive Plan. The options for each of the named executive officers vest in four equal annual installments. Please see the section titled “Ongoing and Post-Employment Compensation—Employment Agreements and Change of Control Provisions of Equity Grants” in our Compensation Discussion and Analysis for a discussion of the acceleration of vesting of our stock options in certain circumstances, including upon a change in control.

(4)	The amounts in this column represent the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)	The value of a stock award or option award represents the grant-date fair value calculated in accordance with FASB ASC 718. Stock awards consist only of restricted stock units. Actual gains, if any, on shares acquired upon vesting of restricted stock units or option exercises are dependent on other factors, including the holder’s continued employment with us through the vesting period or option exercise period, the future performance of the Company’s common stock, and overall market conditions. There can be no assurance that the values reflected in this table will be achieved.

Outstanding Equity Awards at Fiscal Year-End—2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)		Market Value of Shares or Units of Stock that Have Not Vested (2)
Marc P. Lefar	3,250,000	3,250,000	(3)	$1.42	7/29/2018
	250,000	750,000	(4)	$1.43	9/1/2019
	250,000	750,000	(5)	$1.29	12/1/2019
	—	2,000,000	(6)	$1.37	4/1/2020

Barry L. Rowan	—	3,000,000	(6)	$1.37	4/1/2020

Kurt M. Rogers	112,500	337,500	(7)	$0.44	8/3/2019
	—	293,270	(6)	$1.37	4/1/2020
						54,740	(10)	$122,618

Nicholas P. Lazzaro	112,500	337,500	(8)	$0.42	4/1/2019
	—	293,270	(6)	$1.37	4/1/2020
						54,740	(10)	$122,618

Kimberly L. O’Loughlin	50,000	150,000	(9)	$.43	4/1/2014
	—	195,510	(6)	$1.37	4/1/2020
						36,490	(10)	$81,738

John S. Rego	185,358			$7.42	3/19/2011
	89,286			$8.82	3/19/2011
	244,792			$15.06	3/19/2011
	153,750			$4.16	3/19/2011

(1)	Please see the section titled “Ongoing and Post-Employment Compensation—Employment Agreements and Change of Control Provisions of Equity Grants” in our Compensation Discussion and Analysis for a discussion of the acceleration of our option and stock awards upon a change in control.

(2)	Based on the closing price of our common stock as of December 31, 2010 of $2.24, as reported on the New York Stock Exchange.

(3)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of July 29, 2008.

(4)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of September 1, 2009.

(5)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of December 1, 2009.

(6)	The options vest in equal annual installments on the first through fourth anniversaries of April 1, 2010.

(7)	The options vest in equal annual installments on the first through fourth anniversaries of August 3, 2009.

(8)	The options vest in equal annual installments on the first through fourth anniversaries of April 1, 2009.

(9)	The options vest in equal annual installments on the first through fourth anniversaries of May 1, 2009.

(10)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 1, 2010.

Option Exercises and Stock Vested—2010

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
John S. Rego	327,857	$247,710

(1)	Value realized upon exercise is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable exercise date.

Impact of Compensation Policies on Risk Management

Our compensation committee, with the assistance of an independent compensation consultant, reviewed our compensation policies and practices for our employees, including executive officers, and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation committee noted several aspects of the design of our compensation program that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, and annual and longer-term incentives, which we believe is consistent with practices of comparable companies.

•

We set varied performance goals that we believe are reasonable in light of past performance, future projections, market conditions, analyst expectations, and our debt covenants. These performance goals encourage a balanced emphasis on growth, profitability, and operational performance. If management overemphasized any single metric which increased risk to our long-term performance, it would likely be at the expense of other metrics resulting in a reduction in compensation. This balanced approach helps to mitigate risk and drive long-term performance.

•	Performance goals are team oriented rather than individually focused, and tied to measurable factors that are both transparent to stockholders and drivers of their returns.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Maximum payout levels for bonuses based upon performance are capped (on each measure and overall).

•	Our compensation committee has discretion to adjust bonus payouts, including making downward adjustments.

•

In addition to stock options with exercise prices at market value on the date of grant, we use restricted stock units for equity awards because restricted stock units retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	Four-year ratable vesting of equity awards limits employee ability to benefit from short-term risky behavior and encourages long-term decision making and value creation.

•

Under our stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock having a value equal to the lesser of a multiple of his or her base salary or a fixed amount of shares ranging from 120,000 to 1,200,000 shares.

•

Our securities trading compliance policy prohibits all employees from engaging in certain highly speculative stock transactions, including entering into short sales of our common stock or buying or selling exchange-traded options (puts or calls) on our common stock.

Potential Post-Employment Payments

The following are descriptions of our employment arrangements with our named executive officers. The table following the description of our employment arrangements quantifies the potential payments and benefits to which the named executive officer would be entitled to under our arrangements with them for various scenarios involving a termination of employment or change-in-control. The amounts shown are estimated amounts that assume that the termination or change-in-control was effective as of December 31, 2010, and thus include amounts earned through such time. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Employment and Related Agreements

Marc P. Lefar

We are party to an agreement with Mr. Lefar providing for his employment, as Chief Executive Officer, for an initial term of three years, that was initially entered into in July 2008 and amended in November 2009. The term will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. The initial three-year term of Mr. Lefar’s employment agreement will end in July 2011. In February 2011, the board and Mr. Lefar informed each other that neither party intends to issue a notice of non-renewal prior to the end of the current term of the employment agreement. In the event of a change in control, the term will also be automatically extended until the first anniversary of the change of control if the term would otherwise be terminated within such one-year period, subject to automatic annual renewals as described above. As Chief Executive Officer, Mr. Lefar reports to our board of directors. All of our employees report to Mr. Lefar or one of his designees.

Under his employment agreement, Mr. Lefar is entitled to receive an annual base salary that is currently $925,000 and is subject to further review for increase not less often than annually by our compensation committee. Mr. Lefar is eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. As required by the agreement, a review of Mr. Lefar’s target annual bonus was conducted in February 2010 and February 2011 and the target annual bonus reset at 110% and 125%, respectively. Mr. Lefar is entitled to payment for or reimbursement of his commercial air and car transport between Atlanta, Georgia, the location of our business office for certain product management and development employees and where Mr. Lefar maintains his primary residence, and our principal offices. Each year during the term of the employment agreement, Mr. Lefar is also entitled to (i) payment of or reimbursement for amounts up to a maximum of $600,000 plus the cost of commercial air travel (i.e., the cost of a first-class, fully refundable, direct flight booked one week prior to travel), to be used by Mr. Lefar for private air travel, (ii) payment of or reimbursement for the cost of housing (i.e., furnished housing, including utilities) near our principal offices and (iii) gross-up for tax purposes of any income arising from such expense payments or reimbursements that are treated as nondeductible taxable income.

The employment agreement provides that Vonage and Mr. Lefar would discuss in good faith the award of equity to Mr. Lefar in addition to an initial grant of options to purchase 6,500,000 shares if was determined that the financing completed by us in November 2008 was substantially more dilutive than the capitalization as contemplated by the commitment letter for the financing executed by us in July 2008. Mr. Lefar received additional grants of options in 2009 and 2010 to purchase an aggregate of 2,600,000 shares of our common stock as a result of such discussions.

During the term of his employment agreement, if we terminate Mr. Lefar’s employment without cause or he resigns with good reason or if Mr. Lefar receives notice of non-renewal of his employment agreement with us and, in each case, Mr. Lefar provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination, an amount equal to two times his base salary (one year in the event of non-renewal of Mr. Lefar’s employment agreement), payment of medical, dental and vision continuation coverage premiums for Mr. Lefar and his dependents under COBRA in excess of the amount he would have paid if he were an active employee for the COBRA continuation coverage period until he receives such coverage from another employer and up to $50,000 of outplacement services. If Mr. Lefar’s employment is terminated by reason of death or disability, he will be entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the projected net amount of any disability benefits received by Mr. Lefar under our group disability policy).

Consistent with the employment agreement, the option agreements governing stock option grants made thus far to Mr. Lefar provide that upon a change of control of us, all outstanding unvested options granted to Mr. Lefar will become fully vested and exercisable immediately prior to such change of control. Upon termination of Mr. Lefar’s employment without cause or by Mr. Lefar for good reason (in either case, other than in the context of a change of control), then for these options, an additional amount will vest and become immediately exercisable equal to the number of options that would vest on the next vesting tranche multiplied by a fraction where (1) the numerator is 12 plus the number of full and fractional months that had elapsed between the option vesting date immediately prior to such termination and such termination date and (2) the denominator is 12. Upon a non-renewal of the employment agreement by us, Mr. Lefar will vest pro rata in the next vesting tranche to the extent he continues to be employed by us beyond the expiration of the term of the employment agreement, such pro rata portion to be based on the full and fractional months that elapse from the day immediately after the expiration of such term through his termination of employment with us. The option agreements for options granted to Mr. Lefar prior to 2011 provide for the vesting of one-half of unvested shares covered by the options upon Mr. Lefar’s death or disability and that outstanding options will remain exercisable for one year, or until the end of the term of the option, if earlier. The option agreement, as amended, for Mr. Lefar’s April 1, 2011 option grant provides for the vesting of one-half of unvested shares covered by the options upon Mr. Lefar’s death or disability and that outstanding options will remain exercisable until the end of the term of the option. Upon a termination of Mr. Lefar’s employment by us without cause or for non-renewal, or by Mr. Lefar for good reason, all outstanding options granted to Mr. Lefar will, to the extent vested, remain exercisable for at least 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of Mr. Lefar’s employment by Mr. Lefar without good reason, all vested outstanding options granted by us to Mr. Lefar will remain exercisable for at least 60 days after termination, or until the end of the term of the option, if earlier.

The employment agreement provides that Mr. Lefar will receive an additional payment to reimburse him for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

Under the terms of Mr. Lefar’s employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Lefar has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of his employment. Furthermore, Mr. Lefar has entered into a noncompetition agreement pursuant to which he has agreed not to provide services to the portion of any entity that sells and markets residential/home broadband connectivity or broadband voice service as an employee thereof or as a direct individual consultant thereto (or through an entity specifically formed for such activity) until 12 months following termination of his employment.

Barry L. Rowan

We entered into an employment agreement with Mr. Rowan that provides, in general, for Mr. Rowan’s employment for an initial annual base salary of $450,000. Mr. Rowan is eligible for an annual cash bonus in accordance with our annual bonus program, with a target bonus of 100% of his base salary. Mr. Rowan also participates in our employee benefit plans on the same basis as available to other senior executives or in certain circumstances on the same basis as available to our Chief Executive Officer.

Under the terms of his employment agreement with us and as an inducement for him to join us, Mr. Rowan was entitled to relocation benefits consisting of payment or reimbursement of the following: (i) the cost for temporary housing not to exceed $6,000 per month; (ii) the cost of shipment for personal belongings, household goods, and up to two registered automobiles and storage for these items for up to three months; (iii) the cost for a midsize rental car until shipment of his automobiles; (iv) normal and customary broker’s commission on the sale of Mr. Rowan’s principal residence in an amount up to 6% of the sale price of such principal residence along with reasonable, customary closing costs, transfer tax, state sales tax, documentary stamps, title insurance premiums, recording and inspection fees, and reasonable attorney’s fees paid for such sale; (v) a portion of the value of, and eligible closing cost expenses (as defined in our relocation policy) incurred in connection with, the purchase of Mr. Rowan’s new home near our corporate headquarters, not to exceed the lesser of (A) 1.5% of the value of such new home and (B) $30,000; and (vi) up to two round-trip coach air tickets per month for Mr. Rowan and his spouse from the area of Mr. Rowan’s then current residence to the Holmdel, New Jersey area, until the earlier of (A) six months from the effective date of his employment agreement with us and (B) his completed relocation. We also agreed to gross up for income tax purposes any income arising from the payment or reimbursement of these expenses as to which Mr. Rowan does not receive an offsetting income tax deduction so that the economic benefit is the same to Mr. Rowan as if such payment or reimbursements were provided on a non-taxable basis to him.

Mr. Rowan’s employment is for an indefinite term and may be ended by him or by us upon 30 days’ notice. In the event Mr. Rowan’s employment is terminated without cause or he resigns with good reason, he is entitled to severance benefits equal to one year’s base salary plus his target bonus amount for the year in which his employment terminates, payable over a 12 month period, and a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under our bonus program such bonus would otherwise be paid.

In connection with entering into the employment agreement, Mr. Rowan was paid a sign-on bonus of $175,000. The sign-on bonus was subject to repayment if Mr. Rowan’s employment was terminated by us for cause or he terminated his employment other than for good reason prior to March 8, 2011. Mr. Rowan also received on April 1, 2010 a one-time, sign-on, non-qualified stock option grant under our 2006 Incentive Plan entitling him to purchase 3,000,000 shares of our common stock at the closing price on the grant date, on the terms and conditions of our 2006 Incentive Plan and a stock option agreement entered into in connection with his employment agreement. The stock options vest in four equal installments on the first through fourth anniversaries of the grant date, subject to Mr. Rowan’s continued employment on such dates, provided that all the options shall fully vest upon a change of control of us within the meaning of the 2006 Incentive Plan. In addition, if Mr. Rowan’s employment is terminated by us without cause or by Mr. Rowan for good reason, then all or a portion of such options then unvested shall vest; the options that shall then vest will be equal to the sum of the number of options that would vest on the next scheduled vesting date plus a pro rata portion (based on the portion of the year elapsed since the last vesting date) of the number of options that would vest on the next following vesting date, if any. In certain limited circumstances, if Mr. Rowan’s employment is considered to terminate in connection with a change of control of us and benefits payable to Mr. Rowan become subject to excise taxes, he is entitled to additional cash payments from us sufficient to satisfy all the excise and any related income taxes to which he becomes subject.

Kurt M. Rogers

We and Mr. Rogers entered into a letter agreement at the commencement of his employment with us (which was subsequently amended by Mr. Rogers and us in December 2010) that sets forth the initial terms of his employment, including initial base salary, sign-on bonus, initial stock option award, initial target bonus opportunity, eligibility to participate in our health and dental plan and 401(k) plan and reimbursement for up to $4,000 for continuation of medical and dental coverage prior to eligibility for our plans. The letter also provides for a severance payment equal to twelve months of base salary if his employment is terminated by us without cause or by him for good reason, which will be payable by us during our regular payroll cycle over the six month period following termination of employment. Mr. Rogers is also entitled to reimbursement of lodging accommodations when Mr. Rogers is working out of our headquarters until at least August 2011. We also reimburse Mr. Rogers for any taxes in respect of the lodging accommodations. Mr. Rogers entered into our form of confidentiality and innovations agreement.

Nicholas P. Lazzaro

We and Mr. Lazzaro entered into a letter agreement at the commencement of his employment with us (which was subsequently amended by Mr. Lazzaro and us in December 2010) that sets forth the initial terms of his employment, including initial base salary, sign-on bonus, initial stock option award, initial target bonus opportunity, eligibility to participate in our health and dental plan and 401(k) plan and reimbursement for up to $4,000 for continuation of medical and dental coverage prior to eligibility for our plans. The letter also provides for a severance payment equal to twelve months of base salary and pro-rated portion of bonus for the year if his employment is terminated by us without cause or by him for good reason, which will be payable by us during our regular payroll cycle over the six month period following termination of employment. Mr. Lazzaro is also entitled to air travel to and from our headquarters and his Atlanta, Georgia residence. In addition, we will provide a corporate apartment when Mr. Lazzaro is working out of our headquarters until at least March 2012. We also reimburse Mr. Lazzaro for any taxes in respect of the air travel and corporate apartment. Mr. Lazzaro entered into our forms of confidentiality and innovations agreement and non-competition agreement.

Kimberly L. O’Loughlin

We and Ms. O’Loughlin entered into a letter agreement at the commencement of her employment with us (which was subsequently amended by Ms. O’Loughlin and us in December 2010) that sets forth the initial terms of her employment, including initial base salary, sign-on bonus, initial stock option award, initial target bonus opportunity, eligibility to participate in our health and dental plan and 401(k) plan and reimbursement for up to $4,000 for continuation of medical and dental coverage prior to eligibility for our plans. The letter also provides for a severance payment equal to nine months of base salary if her employment is terminated by us without cause or by her for good reason, which will be payable by us during our regular payroll cycle over the nine month period following termination of employment. Under the letter, we will also pay a pro-rated portion of the bonus for the year if her employment is terminated by us without cause or for good reason, which will be paid on March 31 of the calendar year following the calendar year in which her employment is terminated. Ms. O’Loughlin entered into our forms of confidentiality and innovations agreement and non-competition agreement.

Acceleration of Vesting – Messrs. Rogers and Lazzaro and Ms. O’Loughlin

The option agreements for Mr. Rogers, Mr. Lazzaro, and Ms. O’Loughlin provide for acceleration of vesting of (i) 100% of unvested stock options covered by those agreements in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control and (ii) 50% of unvested stock options covered by those agreements in the event of death or disability. The restricted stock unit grant agreements entered into with these executives provide for acceleration of vesting of (i) all restricted stock units in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control and (ii) 50% of restricted stock units in the event of death or disability.

Potential Payments Upon Termination of Employment or Change-in-Control

The following table quantifies potential payments to our named executive officers upon termination of employment or change-in-control assuming the triggering event took place on December 31, 2010, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus	Acceleration of Stock Options (Unvested) (1)	Acceleration of Restricted Stock Units (Unvested) (2)	Continuation of Medical/ Dental and Vision Benefits	Outplacement Services	Excise Tax Gross-up	Total Termination Benefits
Marc P. Lefar
Termination without cause or resignation for good reason	$1,850,000	$1,058,000	$2,961,041		$18,002	$50,000		$5,937,043
Non-renewal of employment	$925,000	$1,058,000	$1,079,792		$18,002	$50,000		$3,130,794
Termination upon death or disability	$925,000	$1,058,000	$2,862,500					$4,845,500
Termination without cause or resignation for good reason following a change in control	$1,850,000	$1,058,000	$5,725,000		$18,002	$50,000	$1,556,093	$10,257,095

Barry L. Rowan
Termination without cause or resignation for good reason	$450,000	$549,000	$652,500					$1,651,500
Termination upon death or disability		$549,000	$1,305,000					$1,854,000
Termination without cause or resignation for good reason following a change in control	$450,000	$549,000	$2,610,000				$541,560	$4,150,560

Kurt M. Rogers
Termination without cause or resignation for good reason	$375,000							$375,000
Termination upon death or disability			$431,322	$61,309				$492,631
Termination without cause or resignation for good reason following a change in control	$375,000		$862,645	$122,618				$1,360,263

Nicholas P. Lazzaro
Termination without cause or resignation for good reason	$340,000	$190,000						$530,000
Termination upon death or disability			$434,697	$61,309				$496,006
Termination without cause or resignation for good reason following a change in control	$340,000	$190,000	$869,395	$122,618				$1,522,013

Kimberly L. O’Loughlin
Termination without cause or resignation for good reason	$195,000	$189,000						$384,000
Termination upon death or disability			$220,797	$40,869				$261,666
Termination without cause or resignation for good reason following a change in control	$195,000	$189,000	$441,594	$81,738				$907,332

John S. Rego
Termination without cause (3)	$300,000	$117,000			$30,517			$447,517

(1)	The payments relating to stock options represent the value of unvested stock options as of December 31, 2010 that would be accelerated upon a change in control or termination of employment, calculated by multiplying the number of shares underlying unvested options by the excess of the closing price of our common stock on December 31, 2010 ($2.24) over the exercise price.

(2)	The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of December 31, 2010, calculated by multiplying the number of unvested shares by the closing price of our common stock on December 31, 2010 ($2.24).

(3)	Mr. Rego terminated employment with us in March 2010. The amount set forth descries amounts paid to Mr. Rego as a result of this event.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our board.

Cash Compensation Paid to Board Members

Directors’ annual retainer fees for 2010 were as follows:

• Chairman of the Board annual retainer (in lieu of board and committee meeting fees)*	$125,000
• Base annual retainer for all other non-employee directors*	$50,000
• Additional annual retainers*:
• Lead director and audit committee chairperson	$25,000
• Other audit committee members	$5,000
• Compensation committee chairperson and nominating and governance committee chairperson	$10,000
• Retainer for special committee (one-time upon appointment)	$5,000
* Pro-rated for actual service during the twelve-month period covered by the retainer.

Board and board committee meeting fees for 2010 for non-employee directors were as follows:

• Fees per in person board meeting attended (in person or telephonic participation)	$3,000
• Fees per in person standing board committee meeting (in person or telephonic participation):
• Audit committee
• Chairperson	$3,000
• Other member	$2,000
• Compensation committee
• Chairperson	$2,500
• Other member	$2,000
• Nominating and governance committee
• Chairperson	$2,500
• Other member	$2,000
• Fees per in person special committee meeting (in person or telephonic participation)	$2,000
• Fees per telephonic meeting attended:
• Telephonic board meeting	$1,000
• Telephonic audit committee meetings to review quarterly and annual SEC filings	$2,000
• Any other telephonic meeting of a standing board committee	$1,000
• Telephonic special committee meeting	$1,000

We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company. In addition, our board of directors has authority to make payments to directors performing services determined by our board of directors, upon recommendation of the nominating and governance committee, to be extraordinary services which significantly exceed customary and routine services performed by a director, in an amount determined by our board of directors to be appropriate compensation for the services performed.

Equity-Based Grants to Board Members and Stock Ownership Guidelines for Directors

On the date they commence service on our board of directors, newly elected directors receive an option to purchase 150,000 shares of our common stock at an exercise price equal to the closing price of our common stock as reported on the New York Stock Exchange on the date of the grant. The stock option vests over a period of four years, vesting as to 25% of the underlying shares on the first anniversary of the date of grant and as to the remaining underlying shares in equal quarterly installments thereafter. The stock options vest in full upon a change in control.

In 2009, on the first day of each quarter, non-employee directors of our company were awarded fully vested options to purchase 7,500 shares of our common stock (11,250 shares for Mr. Citron) at an exercise price equal to the fair market value of our common stock on the date of grant and 7,500 fully vested shares (11,250 shares for Mr. Citron) of restricted stock. Effective January 1, 2010, on the first day of each quarter, non-employee directors of our company are awarded fully vested options to purchase 10,000 shares of our common stock (15,000 shares for Mr. Citron) at an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant, or if such date is not a trading day, the closing selling price on the trading day immediately preceding the date of grant. In addition, on the first day of each quarter, non-employee directors of our company are awarded $10,000 of restricted stock ($15,000 of restricted stock for Mr. Citron). The stock price used to calculate the number of shares of stock to be granted, all of which are fully vested, is the closing price of our common stock on the New York Stock Exchange on the date of grant, or if such date is not a trading day, the closing selling price on the trading day immediately preceding the date of grant. In order to be eligible for grants, a non-employee director must have served on our board for the entire previous quarter. Vested options are exercisable for two years after termination of service as a director. All unvested options vest upon a change of control if the director is serving at the time of the event.

In December 2010, our board of directors adopted stock ownership guidelines requiring our non-employee and Section 16 Officers to maintain a minimum equity stake in the company. Our board of directors believes that these requirements help to ensure an alignment of director and executive interests with those of stockholder interests and promote a focus on long-term growth. Non-employee directors must maintain a stock ownership level equal to the lesser of (i) three times our annual board retainer or (ii) 60,000 shares. Shares included in the calculation to assess compliance with the guidelines include shares owned outright and 75% of vested stock options (whether or not in-the-money). Each non-employee director must retain 25% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. All non-employee directors have met the guidelines other than Dr. Nagel, who joined our board of directors in August 2010, and Mr. Sparks, who joined our board of directors in December 2010. Directors may be exempted from the guidelines and/or the retention ratio due to financial hardship as determined by the compensation committee in its discretion.

2010 Director Compensation

The following table summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Option Awards (2)	Total
Jeffrey A. Citron	$130,000	(3)	$60,000	$87,000	$277,000
Peter Barris	$104,000	(3)	$40,000	$58,000	$202,000
Morton David	$123,000	(3)	$40,000	$58,000	$221,000
Michael A. Krupka	$121,000	(3)	$40,000	$58,000	$219,000
J. Sanford Miller	$111,000	(3)	$40,000	$58,000	$209,000
Jeffrey J. Misner	$138,000	(3)	$40,000	$58,000	$236,000
David C. Nagel (4)	$58,000		$—	$298,000	$356,000
Governor Thomas Ridge (5)	$23,000	(3)	$20,000	$21,000	$64,000
John J. Roberts	$137,000	(3)	$40,000	$58,000	$235,000

(1)	Stock awards consist only of restricted stock. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value, calculated in accordance with FASB ASC 718 by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant.

(2)	The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value with respect to stock options, computed in accordance with FASB ASC 718. The assumptions used to calculate the value of stock options are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 17, 2011. Actual gains, if any, on shares acquired upon option exercises are dependent on other factors, including the holder’s continued board service through the option exercise period, the future performance of our common stock, and overall market conditions. There can be no assurance that the values reflected in this table will be achieved.

As of December 31, 2010, each director held options for the following aggregate number of shares:

Name	Number of Shares Underlying Outstanding Stock Options
Jeffrey A. Citron	116,250
Peter Barris	326,787
Morton David	286,877
Michael A. Krupka	138,750
J. Sanford Miller	121,429
Jeffrey J. Misner	131,250
David C. Nagel	150,000
Governor Thomas Ridge	271,568
John J. Roberts	326,787

(3)	Includes a $5,000 payment in lieu of reimbursement for the costs associated with amending tax returns for 2008 with respect to income received for services as a director.

(4)	Dr. Nagel became a director in August 2010.

(5)	Governor Ridge declined to stand for re-election at the 2010 annual meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	38,061,528	$2.12	23,947,039	(1)
Equity compensation plans not approved by security holders (2)	—	—	—

Total	38,061,528	$2.12	23,947,039	(1)

(1)

On March 11, 2008, the Board terminated Vonage’s 2001 Stock Incentive Plan, effective as of March 6, 2008. All shares of our common stock that remained available for issuance under the 2001 Stock Incentive Plan as of the effective date of the plan’s termination became available for issuance under the 2006 Incentive Plan. The termination of the 2001 Stock Incentive Plan did not affect any stock options or restricted stock awards previously granted under the 2001 Stock Incentive Plan. Since June 2011, the maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan are 66,400,000. In addition, any shares underlying 2001 Stock Incentive Plan options that are cancelled or expire without exercise will become available for issuance under the 2006 Incentive Plan. Awards under the 2006 Incentive Plan may include restricted stock, unrestricted stock, restricted stock units, stock appreciation rights, performance shares or other equity-based awards, as our board of directors or compensation committee may determine.

(2)	We have no equity compensation plans not approved by our stockholders.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2011 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers, as defined under SEC rules; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2011 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.

This table assumes 223,490,292 shares of common stock outstanding as of April 15, 2011, assuming no exercise of outstanding options.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More than 5%
Jeffrey A. Citron (1)	57,389,284	25.1%
New Enterprise Associates (2)	18,734,812	8.4%

Directors, Director Nominees, and Named Executive Officers
Jeffrey A. Citron (1)	57,389,284	25.1%
Marc P. Lefar (3)	4,250,000	1.9%
Barry L. Rowan (4)	750,000	*
Kurt M. Rogers (5)	81,740	*
Nicholas P. Lazzaro (6)	307,561	*
Kimberly L. O’Loughlin (7)	155,038	*
John S. Rego (8)	57,159	*
Peter Barris (9)	19,183,611	8.6%
Morton David (10)	1,159,400	*
Michael A. Krupka (11)	9,011,804	4.0%
J. Sanford Miller (12)	3,684,209	1.7%
Jeffrey J. Misner (13)	215,762	*
David C. Nagel (14)	26,614	*
John J. Roberts (15)	448,799	*
Carl Sparks	—	*
Joseph M. Redling	—	*
All directors and executive officers as a group (15 persons) (16)	96,831,360	41.1%

*	Less than one percent.

(1)	Includes (i) 9,214,086 shares owned by Kyra Elyse Citron 1999 Descendants Annuity Trust; (ii) 9,218,486 shares owned by Noah Aidan Citron 1999 Descendants Annuity Trust; (iii) 178,959 shares of common stock owned by KEC Holdings; (iv) 1,000,000 shares held by a charitable organization for which Mr. Citron serves as a director; and (v) 4,893,972 shares of common stock issuable upon exercise of stock options. With respect to the shares held by the charitable organization, Mr. Citron disclaims beneficial ownership of such shares.

(2)	Includes: (i) 14,061,581 shares owned by New Enterprise Associates 10, Limited Partnership (“NEA 10”); (ii) 70,309 shares owned by NEA Partners 10, Limited Partnership (“NEA Partners 10”); (iii) 4,558,701 shares owned by New Enterprise Associates 11, Limited Partnership (“NEA 11”); (iv) 22,793 shares owned by NEA Partners 11, Limited Partnership (“NEA Partners 11”); and (v) 21,428 shares owned by NEA Ventures 2003, L.P. (“Ven 2003”). NEA Partners 10 is the sole general partner of NEA 10. The individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry, and Scott D. Sandell. NEA Partners 10 and the individual general partners of NEA Partners 10 may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 10. The individual general partners of NEA Partners 10 may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA Partners 10. NEA 11 GP, LLC (“NEA 11 GP”) is the sole general partner of NEA Partners 11, which is the sole general partner of NEA 11. The individual managers of NEA 11 GP are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, Forest Baskett, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry, and Scott D. Sandell. NEA Partners 11, NEA 11 GP, and the individual managers of NEA 11 GP may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 11. The individual managers of NEA 11 GP may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA Partners 11. The shares directly held by Ven 2003 are indirectly held by J. Daniel Moore, its sole general partner. The aforementioned indirect holders of the shares owned by NEA 10, NEA Partners 10, NEA 11, NEA Partners 11, and Ven 2003 disclaim beneficial ownership of such shares except to the extent of its or his actual pecuniary interest therein. The address for NEA 10, NEA Partners 10, NEA 11, NEA Partners 11 and Ven 2003 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(3)	Includes 4,250,000 shares of common stock issuable upon exercise of stock options.

(4)	Includes 750,000 shares of common stock issuable upon exercise of stock options. Mr. Rowan joined us as Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer in March 2010.

(5)	Includes 73,317 shares of common stock issuable upon exercise of stock options.

(6)	Includes 298,317 shares of common stock issuable upon exercise of stock options.

(7)	Includes 148,877 shares of common stock issuable upon exercise of stock options.

(8)	Mr. Rego ceased serving as Executive Vice President, Chief Financial Officer, and Treasurer in March 2010.

(9)	Includes: (i) 18,734,812 shares as described in footnote 2 owned by NEA 10, NEA Partners 10, NEA 11, NEA Partners 11, and Ven 2003 and (ii) 346,787 shares of common stock issuable upon exercise of stock options. Mr. Barris disclaims beneficial ownership of such 18,734,812 shares described in footnote 2, except to the extent of his proportionate pecuniary interest therein.

(10)	Includes (i) 165,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FOB Aaron; (ii) 165,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FBO Zachary; and (iii) 306,877 shares of common stock issuable upon exercise of stock options.

(11)

Includes: (i) 8,772,605 shares as described below for entities associated with Bain Capital and (ii) 155,937 shares of common stock issuable upon exercise of stock options. Shares for entities associated with Bain Capital include (a) 1,747,634 shares owned by Bain Capital Venture Fund 2005, L.P., whose sole general partner is Bain Capital Venture Partners 2005, L.P. (“BCVP”), whose sole general partner is Bain Capital Venture Investors, LLC (“BCVI”); (b) 247,371 shares owned by BCIP Associates III, LLC, whose manager is BCIP Associates III, whose sole managing general partner is Bain Capital Investors, LLC (“BCI”) and whose attorney-in-fact with respect to such shares is BCVI; (c) 6,642 shares owned by BCIP Associates

III-B, LLC, whose manager is BCIP Associates III-B, whose sole managing partner is BCI and whose attorney-in-fact with respect to such shares is BCVI; and (d) 6,770,958 shares owned by Brookside Capital Partners Fund, L.P., whose sole general partner is Brookside Capital Investors, L.P. (“Brookside Investors”), whose sole general partner is Brookside Capital Management, LLC (“Brookside Management”). Mr. Krupka is the sole managing member of BCVI. Domenic Ferrante is the managing member of Brookside Management. Each of Mr. Krupka, Mr. Ferrante, and Jonathan S. Lavine is (a) a limited partner of each of BCVP and Brookside Investors, (b) a member of BCI, BCVI and Brookside Management, and (c) a general partner of BCIP Associates III. Mr. Krupka, Mr. Ferrante, and Mr. Lavine, and the entities listed above other than record holders of the shares listed above may each be deemed to share voting and dispositive power with respect to these shares, but each disclaims beneficial ownership of such shares except to the extent of their pecuniary interests therein. The address of each listed entity and individual is 111 Huntington Avenue, Boston, MA 02199.

(12)	Includes: (i) 2,965,943 shares owned by Institutional Venture Partners XI, L.P. (“IVP XI”), which is under common control with Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”); (ii) 474,825 shares owned by IVP XI KG, which is under common control with IVP XI; and (iii) 141,429 shares of common stock issuable upon exercise of stock options. Institutional Venture Management XI, LLC (“IVM XI”) is the General Partner of IVP XI. IVM XI is the Managing Limited Partner of IVP XI KG. Mr. Miller is a Managing Director of IVM XI. Mr. Miller disclaims beneficial ownership of the shares reported in this footnote, except to the extent of his pecuniary interest therein and the shares underlying the options issued directly to him.

(13)	Includes 140,000 shares of common stock issuable upon exercise of stock options.

(14)	Includes 20,000 shares of common stock issuable upon exercise of stock options.

(15)	Includes 346,787 shares of common stock issuable upon exercise of stock options.

(16)	Includes 11,892,248 shares of common stock issuable upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2010, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

APPENDIX A

VONAGE HOLDINGS CORP.

RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

	For the Years Ended December 31,
	2010	2009	2008
Income (loss) from operations	$95,054	$57,202	$(6,439)
Depreciation and amortization	53,073	53,391	48,612
Share-based expense	8,255	8,473	12,238

Adjusted EBITDA	$156,382	$119,066	$54,411

VONAGE HOLDINGS CORP.

RECONCILIATION OF GAAP NET LOSS TO

NET INCOME EXCLUDING ADJUSTMENTS

(Dollars in thousands)

(unaudited)

	For the Years Ended December 31,
	2010	2009	2008
Net loss	$(83,665)	$(42,598)	$(64,576)
Change in fair value of embedded features within notes payable and stock warrant	99,338	49,933	—
(Gain) loss on extinguishment of notes	31,023	(4,041)	30,570

Net income excluding adjustments	$46,696	$3,294	$(34,006)

VONAGE HOLDINGS CORP.

FREE CASH FLOW

(Dollars in thousands)

(unaudited)

	For the Years Ended December 31,
	2010	2009
Net cash provided by operating activities	$194,212	$38,396
Less:
Capital expenditures	(17,674)	(23,724)
Intangible assets	—	(1,250)
Acquisition and development of software assets	(22,712)	(21,654)

Free cash flow	$153,826	$(8,232)

A-1

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. To elect four Class II directors for terms to expire at the 2014 annual meeting of stockholders and elect one Class I director for a term to expire at the 2013 annual meeting of stockholders;

O Marc P. Lefar Class II director

O John J. Roberts Class II director

O Carl Sparks Class II director

O Joseph M. Redling Class II director

O David C. Nagel Class I director

2. To ratify the appointment of BDO USA, LLP as our

independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. To adopt, on a non-binding, advisory basis, a resolution

approving the compensation of our named executive officers

described under the heading “Compensation” in our proxy

statement; and

4. To recommend, by a non-binding advisory vote, the

frequency of advisory votes on our executive

compensation program.

FOR AGAINST ABSTAIN

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH

1234 MAIN STREET

APT. 203

NEW YORK, NY 10038

NOMINEES:

ANNUAL MEETING OF STOCKHOLDERS OF

VONAGE HOLDINGS CORP.

June 9, 2011

INTERNET—Access “www.voteproxy.com” and follow the

on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account

Number shown on your proxy card.

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in

the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and

Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelope

provided as soon as possible.

IN PERSON—You may vote your shares in person by attending

the Annual Meeting.

PROXY VOTING INSTRUCTIONS

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE CLASS II DIRECTOR NOMINEES

AND THE CLASS I DIRECTOR NOMINEE, “FOR” PROPOSALS 2 AND 3, AND EVERY “3 YEARS” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

20530304000000001000 2 060911

COMPANY NUMBER

ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2011:

The proxy statement and our 2010 annual report to stockholders are available at http://ir.vonage.com/asm.cfm

Please mark box if you plan to attend the Annual Meeting.

FOR AGAINST ABSTAIN

2 YEARS 3 1 YEAR YEARS ABSTAIN

0

14475

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Kurt Rogers and Henry Pickens,

as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vonage Holdings Corp. held of record by the undersigned on April 14, 2011, at the Annual Meeting of Stockholders to be held at our headquarters at 23 Main

Street, Holmdel, NJ 07733 on June 9, 2011 at 10:00 a.m., local time, or any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO

DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE

CLASS II DIRECTOR NOMINEES, AND THE CLASS I DIRECTOR NOMINEE, “FOR”

PROPOSALS 2 AND 3, AND EVERY “3 YEARS” FOR PROPOSAL 4.

(Continued and to be signed on the reverse side)